UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________________

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
__________________________

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material Pursuant to §240.14a-12

REPUBLIC AIRWAYS HOLDINGS INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

☒    No fee required.

☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)Title of each class of securities to which transaction applies:

(2)Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)Proposed maximum aggregate value of transaction:

(5)Total fee paid:

☐    Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)    Amount previously paid:
(2)    Form, Schedule or Registration Statement No.:
(3)    Filing Party:
(4)    Date Filed:

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REPUBLIC AIRWAYS HOLDINGS INC.
8909 Purdue Road, Suite 300
Indianapolis, Indiana 46268
Dear Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders of Republic Airways Holdings Inc. (the "Company") to be held on Tuesday, June 10, 2014 at 10:00 a.m., local time, at the Embassy Suites Indianapolis-North, 3912 Vincennes Road, Indianapolis, IN 46268.
Detailed information concerning the proposals for your consideration this year is set forth in the Important Notice Regarding the Availability of Proxy Materials (the "Notice") you received in the mail and in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. We have elected to provide access to our Proxy Materials over the Internet under the Securities and Exchange Commission's “notice and access” rules. If you want more information, please see the “About the Meeting” section of the attached Proxy Statement.
The formal Notice of Meeting and the accompanying Proxy Statement set forth proposals for your consideration this year. You are being asked (a) to elect seven directors of the Company, (b) to conduct an advisory (non-binding) vote to approve named executive officer compensation and (c) to ratify the appointment of Deloitte & Touche LLP as independent registered public accountants for the Company for the year ending December 31, 2014. At the meeting, management will also report on the affairs of the Company and a discussion period will be provided for questions and comments of general interest to stockholders.
We look forward to greeting personally those of you who are able to be present at the meeting; however, whether or not you are able to be with us at the meeting, it is important that your shares be represented. Accordingly, you are requested to vote at your earliest convenience. Please either vote by telephone or Internet, or if you requested printed Proxy materials and wish to vote by mail, by promptly signing and returning your Proxy card in the return envelope. Please review the instructions on each of your voting options described in the Proxy Statement as well as in the Notice you received in the mail.
Thank you for your cooperation.

Very truly yours,
BRYAN K. BEDFORD Chairman of the Board of Directors, President and Chief Executive Officer

Indianapolis, Indiana
April 30, 2014

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REPUBLIC AIRWAYS HOLDINGS INC.
8909 Purdue Road, Suite 300
Indianapolis, Indiana 46268
__________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
June 10, 2014
__________________________

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Republic Airways Holdings Inc. (the “Company”) will be held on Tuesday, June 10, 2014 at 10:00 a.m., local time, at Embassy Suites Indianapolis-North, 3912 Vincennes Road, Indianapolis, IN 46268, for the following purposes:

(1)	To elect seven directors to serve for the ensuing year;

(2)	To conduct an advisory (non-binding) vote to approve named executive officer compensation;

(3)	To ratify the appointment of Deloitte & Touche LLP as independent registered public accountants for the Company for the year ending December 31, 2014; and

(4)	To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

Only stockholders of record at the close of business on April 14, 2014 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment thereof.
All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting in person, each stockholder is urged to vote by telephone or Internet or, if you requested printed proxy materials and wish to vote by mail, mark your votes, date and sign the form of proxy and return it promptly in the envelope provided. No postage is required if the proxy is mailed in the United States. Stockholders who attend the Annual Meeting may revoke their proxy and vote their shares in person.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on Tuesday, June 10, 2014:
The 2014 Proxy Statement and Annual Report to Stockholders are available at www.rjet.com/Investor_Relations/SEC_Filings.aspx.

By Order of the Board of Directors

Timothy P. Dooley Secretary
Indianapolis, Indiana
April 30, 2014

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REPUBLIC AIRWAYS HOLDINGS INC.

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REPUBLIC AIRWAYS HOLDINGS INC.
8909 Purdue Road, Suite 300
Indianapolis, Indiana 46268
__________________________

PROXY STATEMENT
__________________________

This Proxy Statement contains information related to the Annual Meeting of Stockholders of the Company to be held on Tuesday, June 10, 2014 at 10:00 a.m., local time, and at any postponements or adjournments thereof (the "Annual Meeting"). The Notice of Internet Availability of Proxy Materials was first mailed to stockholders of the Company on or about April 30, 2014.
ABOUT THE MEETING

What is the purpose of the Annual Meeting?
At our Annual Meeting, stockholders will act upon the matters outlined in the notice of meeting on the cover page of this Proxy Statement, consisting of (a) the election of directors, (b) an advisory (non-binding) vote to approve named executive officer compensation and (c) the ratification of the appointment of Deloitte & Touche LLP as independent registered public accountants for the Company for the year ending December 31, 2014. In addition, management will report on the performance of the Company during 2013 and respond to questions from stockholders. The Board of Directors (the "Board of Directors" or the "Board") is not currently aware of any other matters which will come before the meeting.
Proxies for use at the meeting are being solicited by the Board of Directors of the Company. Should it appear desirable to do so in order to ensure adequate representation of shares at the meeting, officers, agents and employees of the Company may communicate with stockholders, banks, brokerage houses and others by telephone, facsimile or in person to request that proxies be furnished. All expenses incurred in connection with this solicitation will be borne by the Company. The Company has no present plans to hire special employees or paid solicitors to assist in obtaining proxies, but reserves the option of doing so.
Who is entitled to vote at the meeting?
Only stockholders of record at the close of business on April 14, 2014, the Record Date for the meeting, are entitled to receive notice of and to participate in the Annual Meeting, or any postponements and adjournments thereof. If you were a stockholder of record on the Record Date, you will be entitled to vote all of the shares you held on that date at the Annual Meeting, or any postponements or adjournments thereof. If you are “street name” stockholders and wish to vote your shares in person at the Annual Meeting, you must obtain a legal proxy from your broker, bank or other nominee (who is the stockholder of record), giving you the right to vote the shares.
“Limitation On Voting By Foreign Owners” at the end of this Proxy Statement contains a description of restrictions on voting by stockholders who are not “U.S. Citizens,” as defined by applicable rules and regulations.
Why did I receive a notice in the mail regarding the Internet availability of Proxy Materials instead of a full set of Proxy Materials?
In accordance with “notice and access” rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we may furnish Proxy Materials, including this Proxy Statement and our Annual Report to Stockholders, by providing access to such documents on the Internet instead of mailing printed copies. Stockholders will not receive printed copies of the Proxy Materials unless they request them. Instead, the Notice, which was mailed to stockholders, will instruct you as to how you may access and review all of the Proxy Materials on the Internet. Please visit www.rjet.com/Investor_Relations/SEC_Filings.aspx.

The Notice also instructs you as to how you may submit your Proxy on the Internet. If you would like to receive a paper or e-mail copy of our Proxy Materials, you should follow the instructions for requesting such materials in the Notice.
What are the voting rights of the holders of common stock?
Each outstanding share of common stock will be entitled to one vote on each matter acted upon. On April 14, 2014, there were 49,782,432 shares of common stock outstanding.
What constitutes a quorum?
The presence at the meeting in person or by proxy of the holders of a majority of the outstanding shares of common stock as of the Record Date will constitute a quorum, permitting the conduct of business at the meeting. As of the Record Date, 49,782,432 shares of common stock, representing the same number of votes, were outstanding. Thus, the presence of holders representing at least 24,891,217 votes will be required to establish a quorum. Proxies received but marked as abstentions and broker non-votes will be counted for purposes of determining whether a quorum has been attained.
What is a broker non-vote?
If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon which are considered to be "non-routine". Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of votes necessary for approval. Under applicable New York Stock Exchange rules, Proposal No. 1, relating to the election of directors and Proposal No. 2, relating to an advisory vote to approve named executive officer compensation are deemed to be non-routine matters with respect to which brokers and nominees may not exercise their voting discretion without receiving instructions from the beneficial owner of the shares, while Proposal No. 3 relating to the ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accountants for 2014 is a matter on which brokers holding stock for the accounts of their clients who have not been given specific voting instructions are allowed to vote client shares.
How do I vote?
For specific instructions on how to vote your shares, please refer to the instructions on the Notice Regarding the Availability of Proxy Materials you received in the mail.
If you complete and properly sign the proxy card and return it in the return envelope, it will be voted as you direct, or you may vote by telephone or on the Internet following the instructions on the proxy card. If you are a registered stockholder (that is, you hold your stock in certificate form) and attend the meeting, you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy from the institution that holds their shares.
Can I vote by telephone or electronically?
If you are a registered stockholder, you may vote by telephone or electronically through the Internet, by following the instructions set forth in the Notice Regarding the Availability of Proxy Materials. For security reasons, our electronic voting system has been designed to authenticate your identity as a stockholder.
If your shares are held in “street name,” please contact your broker or nominee to determine whether you will be able to vote by telephone or electronically. A large number of banks and brokerage firms are participating in the online program of ADP Investor Communications Services. This program provides eligible stockholders the opportunity to vote via the Internet or by telephone. Voting forms will provide instructions for stockholders whose bank or brokerage firm is participating in ADP's program. If you vote by telephone or electronically through the Internet, please do not mail your proxy. Stockholders not wishing to vote electronically through the Internet or whose form does not reference Internet or telephone voting information should request and return the proxy card.
Signing and returning the proxy card or submitting the proxy via the Internet or by telephone does not affect the right to vote in person at the meeting.

Can I receive more than one set of annual meeting materials?
Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company's proxy statement, annual report to stockholders or notice of availability of proxy materials may have been sent to multiple stockholders in each household. The Company will promptly deliver a separate copy of any of these documents to any stockholder upon written or oral request to the Investor Relations Department of the Company, Republic Airways Holdings Inc., 8909 Purdue Road, Suite 300, Indianapolis, Indiana 46268, telephone (317) 484-6000. Any stockholder who wants to receive separate copies of the proxy statement, annual report to stockholders or notice of availability of proxy materials in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the stockholder's bank, broker, or other nominee, or the stockholder may contact the Company at the above address and phone number.
Can I change my vote after I return my proxy card?
Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting and vote in person, although attendance at the meeting alone will not by itself revoke a previously granted proxy. If your stock is held in “street name,” you must contact your broker or nominee for instructions as to how to change your vote.
How are nominees for election to our Board of Directors selected?
The Nominating and Governance Committee of the Board of Directors recommends individuals as nominees for election to our Board of Directors at the annual meeting of stockholders and to fill any vacancy or newly created directorship on the Board of Directors. The Board of Directors does not have specific minimum qualifications that must be met by a candidate in order to be considered for nomination to our Board of Directors. In identifying and evaluating director nominees, the Board of Directors considers each candidate's experience, integrity, background and skills, as well as other qualities that the candidate may possess and factors that the candidate may be able to bring to the Board of Directors.
The Board of Directors will consider stockholder nominations as nominees for election to our Board of Directors. In evaluating such nominations, the Board of Directors will use the same selection criteria the Board of Directors uses to evaluate other potential nominees. You may suggest a nominee by sending the following information to our Board of Directors: (i) your name, mailing address and telephone number, (ii) the suggested nominee's name, mailing address and telephone number, (iii) a statement whether the suggested nominee knows that his or her name is being suggested by you, (iv) the suggested nominee's resume or other description of his or her background and experience, and (v) your reasons for suggesting that the individual be considered. The information should be sent to the Board of Directors addressed as follows: Board of Directors Nominations, Republic Airways Holdings Inc., 8909 Purdue Road, Suite 300, Indianapolis, Indiana 46268.
Stockholders who do not wish to follow the foregoing procedure but who wish instead to nominate directly one or more persons for election to the Board of Directors must comply with the procedures established by our by-laws. To be timely, the Company must have received such nomination for the 2015 Annual Meeting at its principal office at 8909 Purdue Road, Suite 300, Indianapolis, Indiana 46268 no earlier than February 10, 2015 and no later than March 12, 2015.
All seven of the director nominees identified in this Proxy Statement currently serve as directors of the Company and all have been nominated by our Nominating and Governance Committee and our full Board of Directors, including all of our independent directors, for re-election. The Company has not paid a fee to any third party for the identification or evaluation of any candidates for our Board of Directors.
What are the Board's recommendations?
Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board recommends a vote For Proposal No. 1, for election of the nominated slate of directors to serve for the ensuing year, For Proposal No. 2, concerning named executive officer compensation and For Proposal No. 3, ratifying the appointment of Deloitte & Touche LLP as independent registered public accountants for the Company for the year ending December 31, 2014, as set forth in the notice of meeting on the cover page of this Proxy Statement. With respect to any other matter that properly comes before the meeting, the proxy holders will vote in accordance with their best judgment.

What vote is required to approve each item?

Election of Directors. The seven nominees receiving the highest number of affirmative votes of the votes cast at the meeting, either in person or by proxy, shall be elected as directors. A properly executed proxy card marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Pursuant to our Corporate Governance Guidelines, any director who receives a greater number of votes withheld than votes for his or her election in an uncontested election must tender his or her resignation. The Board of Directors must accept the resignation unless there is a compelling reason for the director to remain on the Board.

Advisory Vote to Approve Named Executive Officer Compensation. The advisory vote to approve named executive officer compensation requires the affirmative vote of the holders of a majority of the total voting power of the Company's common stock present in person or represented by proxy and entitled to vote at the annual meeting. For purposes of this vote, a vote to abstain (or a direction to your broker, bank or other nominee to abstain) will be counted as present in person or represented by proxy and entitled to vote at the annual meeting, and therefore, will have the effect of a negative vote. Shares represented by “broker non-votes” on this matter will not be counted as entitled to vote and will have no effect on the outcome of the vote.

Ratification of Appointment of Independent Registered Public Accountants. The ratification of the appointment of Deloitte & Touche LLP as independent registered public accountants for the Company requires the affirmative vote of the holders of a majority of the total voting power of the Company's common stock present in person or represented by proxy and entitled to vote at the annual meeting. For purposes of this vote, a vote to abstain (or a direction to your broker, bank or other nominee to abstain) will be counted as present in person or represented by proxy and entitled to vote at the annual meeting, and therefore, will have the effect of a negative vote. The ratification of the appointment of the independent registered public accounting firm is a matter on which a broker or other nominee is generally empowered to vote. Accordingly, no broker non-votes are expected in connection with Proposal No. 3.

Other Items. For each other item that may properly come before the meeting, the affirmative vote of the holders of a majority of the total voting power of the Company's common stock present in person or represented by proxy and entitled to vote on the item will be required for approval. A vote to abstain with respect to any such matter will be counted as present in person or represented by proxy and entitled to vote at the annual meeting, and therefore, will have the effect of a negative vote. Shares represented by “broker non-votes” on any such matter will not be counted as entitled to vote and will have no effect on the outcome of the vote.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY CERTAIN STOCKHOLDERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 14, 2014 of each person who is known by us to be the beneficial owner of more than 5% of our common stock. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and includes voting or investment power with respect to the securities. Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares of common stock beneficially owned by them, except to the extent such power may be shared with a spouse.

Name and Address	Shares Beneficially Owned	Percentage Beneficially Owned (1)
Corsair Capital Management LLC(2)	4,850,338	9.7%
Dimensional Fund Advisors LP(3)	4,188,802	8.4%
JPMorgan Chase & Co. (4)	3,994,880	8.0%
BlackRock, Inc.(5)	3,149,035	6.3%
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(1)
For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock when such person or persons have the right to acquire them within 60 days after April 14, 2014. For purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named above, any shares which such person or persons have the right to acquire within 60 days after April 14, 2014 is deemed to be outstanding but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)
The names of the persons who filed Amendment No. 2 to Schedule 13G on February 13, 2014 (collectively, the “Reporting Persons”) are: Corsair Capital Partners, L.P. (“Corsair Capital”), Corsair Capital Partners 100, L.P. (“Corsair 100”), Corsair Select, L.P. (“Corsair Select”), Corsair Select 100, L.P. (“Select 100”), Corsair Capital Investors, Ltd. (“Corsair Investors”), Corsair Select Master Fund, Ltd. (“Select Master”), Corsair Capital Management, L.L.C. (“Corsair Management”), Jay R. Petschek and Steven Major.

The Schedule 13G as amended states that Corsair Management is the investment manager of Corsair Capital, Corsair 100, Corsair Select, Select 100, Corsair Investors and Select Master. Messrs. Petschek and Major are the controlling persons of Corsair Management. Collectively, the Reporting Persons beneficially own 4,850,338 shares of Common Stock. Corsair Capital individually owns 2,181,561 shares of Common Stock. Corsair 100 individually owns 159,030 shares of Common Stock. Corsair Select individually owns 1,254,724 shares of Common Stock. Select 100 individually owns 75,886 shares of Common Stock. Corsair Investors individually owns 423,596 shares of Common Stock. Select Master individually owns 470,340 shares of Common Stock. Corsair Management, as the investment manager of each of Corsair Capital, Corsair 100, Corsair Select, Select 100, Corsair Investors and Select Master, is deemed to beneficially own the 4,850,338 shares of Common Stock beneficially owned by them. Mr. Petschek, as a controlling person of Corsair Management, is deemed to individually beneficially own 4,850,338 shares of Common Stock. Mr. Major, as a controlling person of Corsair Management, is deemed to individually beneficially own 4,850,338 shares of Common Stock. Corsair Capital, Corsair Management, Mr. Petschek and Mr. Major have shared power to vote or direct the vote of the 2,181,561 shares of Common Stock owned by Corsair Capital. Corsair 100, Corsair Management, Mr. Petschek and Mr. Major have the shared power to vote or direct the vote of the 159,030 shares of Common Stock owned by Corsair 100. Corsair Select, Corsair Management, Mr. Petschek and Mr. Major have the shared power to vote or direct the vote of the 1,254,724 shares of Common Stock owned by Corsair Select. Select 100, Corsair Management, Mr. Petschek and Mr. Major have the shared power to vote or direct the vote of the 75,886 shares of Common Stock owned by Select 100. Corsair Investors, Corsair Management, Mr. Petschek and Mr. Major have shared power to vote or direct the vote of the 423,596 shares of Common Stock owned by Corsair Investors. Select Master, Corsair Management, Mr. Petschek and Mr. Major have the shared power to vote or direct the vote of the 470,340 shares of Common Stock owned by Select Master. The principal business address is 350 Madison Avenue, 9th Floor, New York, New York 10017.

(3)
Dimensional Fund Advisors LP (“Dimensional”) filed Amendment No. 7 to Schedule 13G on February 10, 2014 indicating that, as of December 31, 2013, Dimensional has sole voting power over 4,079,899 shares and sole dispositive power over 4,188,802 shares. Dimensional is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trust and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional may act as advisers or sub-advisers to certain Funds. In its role as investment advisor, sub-adviser and/or manager, neither Dimensional nor its subsidiaries possess voting and/or investment power over the shares held by the Funds and may be deemed to be the beneficial owner of the shares held by the Funds. However, all shares reported in the Schedule 13G are owned by the Funds. Dimensional disclaims beneficial ownership of such shares. The principal business address of Dimensional is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(4)
JPMorgan Chase & Co. (“JPMorgan”) filed Schedule 13G on January 30, 2014 indicating that, as of December 31, 2013, JPMorgan has sole voting power over 3,994,880 shares and sole dispositive power over 3,899,580 shares. The principal business address of JPMorgan is 270 Park Ave., New York, New York 10017.

(5)
BlackRock, Inc. (“Blackrock”) filed Amendment No. 3 to Schedule 13G on January 30, 2014 indicating that, as of December 31, 2013, BlackRock or certain of its subsidiaries has sole voting power over 3,052,728 shares and sole dispositive power over 3,149,035 shares. The principal business address of BlackRock is 40 East 52nd Street, New York, New York 10022.

Security Ownership of Management

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 14, 2014 of:

•	each executive officer named in the summary compensation table;

•	each of our directors; and

•	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares of common stock beneficially owned by them, except to the extent such power may be shared with a spouse.

Name and Address(1)	Shares Beneficially Owned	Percentage Beneficially Owned (2)
Bryan K. Bedford(3)	1,767,300	3.6%
Wayne C. Heller(4)	756,660	1.5%
Lars Erik-Arnell(5)	218,751	*
Timothy P. Dooley(6)	202,751	*
Ethan J. Blank (7)	18,001	*
Douglas J. Lambert(8)	35,537	*
Lawrence J. Cohen(9)	35,537	*
Mark L. Plaumann(10)	35,537	*
Neal S. Cohen(11)	23,037	*
Daniel P. Garton	—	*
Robert L. Colin	—	*
All directors and executive officers as a group (11 persons)(12)	3,093,111	6.2%

*	Less than 1%.

(1)	Unless otherwise indicated, the address of all persons is c/o Republic Airways Holdings Inc., 8909 Purdue Road, Suite 300, Indianapolis, Indiana 46268.

(2)
For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock when such person or persons have the right to acquire them within 60 days after April 14, 2014. For purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named above, any shares which such person or persons have the right to acquire within 60 days after April 14, 2014 is deemed to be outstanding but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(3)	Includes 1,381,959 shares subject to stock options, and 58,333 unvested restricted shares as to which Mr. Bedford has voting power but not investment power.

(4)	Includes 606,748 shares subject to stock options, and 38,333 unvested restricted shares as to which Mr. Heller has voting power but not investment power.

(5)	Includes 183,751 shares subject to stock options, and 35,000 unvested restricted shares as to which Mr. Arnell has voting power but not investment power.

(6)	Includes 153,751 shares subject to stock options, and 35,000 unvested restricted shares as to which Mr. Dooley has voting power but not investment power.

(7)	Includes 4,668 shares subject to stock options, and 9,999 unvested restricted shares as to which Mr. Blank has voting power but not investment power.

(8)
Includes 30,000 shares subject to stock options, and 5,537 unvested restricted shares as to which Mr. Lambert has voting power but not investment power. The address of Mr. Lambert is c/o Alvarez & Marsal Inc., 101 East 52nd Street, 7th Floor, New York, New York 10022.

(9)
Includes 30,000 shares subject to stock options, and 5,537 unvested restricted shares as to which Mr. Lawrence Cohen has voting power but not investment power. The address of Mr. Lawrence Cohen is c/o Pembroke Companies, Inc., 70 East 55th Street, 7th Floor, New York, New York 10022.

(10)
Includes 30,000 shares subject to stock options, and 5,537 unvested restricted shares held by Greyhawke Capital Advisors LLC, a Delaware limited liability company, that is co-owned by Mr. Plaumann. With respect to the unvested restricted shares, Greyhawke Capital Advisors LLC has voting power, but not investment power. The address of Mr. Plaumann is 340 Pemberwick Road, 1st Floor, Greenwich, CT 06831.

(11)
Includes 17,500 shares subject to stock options, and 5,537 unvested restricted shares as to which Mr. Neal Cohen has voting power but not investment power. The address of Mr. Neal Cohen is 4970 Meadville Street, Greenwood, MN 55331.

(12)	Includes 2,438,377 shares subject to stock options and 198,813 unvested restricted shares as to which the holder has voting power but not investment power.

Code of Ethics

We have adopted a Code of Ethics within the meaning of Item 406(b) of SEC Regulation S-K. This Code of Ethics applies to all of our employees, officers and directors, including our principal executive officer, principal financial officer and principal accounting officer. This Code of Ethics is publicly available under the Investor Relations tab on our website at http://www.rjet.com. If we make substantive amendments to this Code of Ethics or grant any waiver, including any implicit waiver, we will disclose the nature of such amendment or waiver on our website or in a report on Form 8-K within four business days of such amendment or waiver.

Compensation Committee Interlocks and Insider Participation

During 2013, the Compensation Committee consisted of Neal S. Cohen, Lawrence J. Cohen and Douglas J. Lambert. They are independent directors, and none of them are present or past employees or officers of the Company or any of our subsidiaries. No member of the Compensation Committee has had any relationship with us requiring disclosure under Item 404 of Regulation S-K and none of the relationships described in Item 407(e)(4)(iii) of Regulation S-K existed during 2013.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

Seven directors (constituting the entire Board of Directors) are to be elected at the Annual Meeting. Unless otherwise specified, a properly executed proxy will be voted in favor of the persons named below (all of whom are currently directors of the Company) to serve until the 2015 Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified. Our current Board of Directors consists of seven members, six of whom are “independent” within the meaning of Rule 5605(a)(2) of The NASDAQ Stock Market. The six consist of Messrs. Lawrence J. Cohen, Lambert, Neal S. Cohen, Plaumann, Colin, and Garton. All of the nominees have been recommended by the Nominating and Governance Committee of the Board of Directors for election to our Board of Directors. If any of these nominees becomes unavailable for any reason, or if a vacancy should occur before the election, the shares represented by your proxy will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee or to fill the vacancy on the Board. All of the nominees listed below have consented to be named as such and have indicated their intent to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable to serve or that any vacancy on the Board of Directors will occur.
Each of the Company's directors holds office until the next Annual Meeting of Stockholders and until his or her successor is duly elected and qualified or until his or her death, resignation or removal, if earlier, as provided in our by-laws. No family relationship exists among any of the directors or executive officers.

Director Biographies

The table below includes the nominees, their respective ages, the year in which each first became a director of the Company, their principal occupations or employment during the past five years. The specific experience, qualifications, attributes or skills that led to the conclusion that each Director should serve as a Director of the Company, in light of the Company's business and structure, are as follows:

Director	Age	Year First Became Director	Principal Occupation During the Past Five Years
Bryan K. Bedford	52	1999
Bryan K. Bedford joined us in July 1999 as our President and Chief Executive Officer and a member of our board of directors and became chairman of the board in August 2001. From July 1995 through July 1999, Mr. Bedford was the president and chief executive officer and a director of Mesaba Holdings, Inc., a publicly-owned regional airline. He has over 25 years of experience in the regional airline industry, and was named regional airline executive of the year in 1998 by Commuter and Regional Airline News and again in 2005 by Regional Airline World magazine and again in 2009 by Airline Business magazine. Mr. Bedford is a licensed pilot and a Certified Public Accountant. He also served as the 1998 Chairman of the Regional Airline Association ("RAA") and remains on the Board of Directors of the RAA. Mr. Bedford's career in the airline industry brings significant operational and financial leadership to the board.

Neal S. Cohen	52	2009
Neal S. Cohen has been a Director since October 2009. He is executive Vice President and Chief Financial Officer for Alliant Techsystems Inc. Prior to that, Mr. Cohen was President and Chief Operating Officer at Laureate Education Inc. Previously, Mr. Cohen was Executive Vice President for international strategy and Chief Executive Officer for regional airlines at Northwest Airlines Inc. In addition, Mr. Cohen had served as Executive Vice President and Chief Financial Officer at Northwest Airlines Inc. Prior to his tenure with Northwest Airlines Inc., Mr. Cohen was Executive Vice President and Chief Financial Officer for US Airways Inc. Mr. Cohen has served as Chief Financial Officer for various service and financial organizations as well as Sylvan Learning Systems, Inc., the predecessor company of Laureate Education, Inc. Mr. Cohen is currently the Lead Independent Director for our Board of Directors. Mr. Cohen brings significant business management, financial, and operational experience to the board.

Lawrence J. Cohen	58	2002
Lawrence J. Cohen has been a Director since June 2002. He is the owner and Chairman of Pembroke Companies, Inc., an investment and management firm that he founded in 1991. The firm makes investments in and provides strategic management services to real estate and specialty finance related companies. From 1989 to 1991, Mr. Cohen worked at Bear Stearns & Co. where he attained the position of Managing Director. From 1983 to 1989, Mr. Cohen served as first Vice President in the Real Estate Group of Integrated Resources, Inc. From 1980 to 1983, Mr. Cohen was an associate at the law firm of Proskauer Rose Goetz & Mendelsohn. Mr. Cohen is a member of the bar in both New York and Florida. Mr. Cohen brings significant business management and financial experience to the board.

Robert L. Colin	58	2014
Robert L. Colin has been a director since February 2014. Mr. Colin, has more than 30 years of experience and leadership in the areas of accounting, auditing and financial reporting.  Most recently, Mr. Colin was Chief Financial Officer, BrightPoint Americas from May 2012 until April 2013; and he served as Senior Vice President, Chief Accounting Officer and Controller of BrightPoint, Inc. from August 2011 until May 2012. Before joining BrightPoint, Mr. Colin served as a partner for Deloitte & Touche LLP, Assurance from 1994 to 2011. Mr. Colin is licensed as a Certified Public Accountant. Mr. Colin brings significant business management and financial expertise to the board.

Daniel P. Garton	51	2014
Daniel P. Garton has been a director since January 2014. Mr. Garton, previously served as the President and Chief Executive Officer of American Eagle Airlines. Mr. Garton was named President and Chief Executive Officer of AMR Eagle Holding Corporation, a wholly-owned subsidiary of AMR (AMR Eagle), in June 2010. Mr. Garton served as Executive Vice President-Marketing of American from September 2002 to June 2010. He served as Executive Vice President-Customer Services of American from January 2000 to September 2002 and Senior Vice President-Customer Services of American from 1998 to January 2000. Prior to that, he served as president of AMR Eagle from 1995 to 1998. Except for two years as Senior Vice President and Chief Financial Officer of Continental Airlines between 1993 and 1995, he had served AMR in various management positions since 1984. Mr. Garton is a trustee of Liberty Property Trust. Mr. Garton's career in the airline industry brings significant operational and financial leadership to the board.

Douglas J. Lambert	56	2001
Douglas J. Lambert has been a Director since August 2001. He is presently a managing director and Co-CEO of the Financial Industry Advisory Services practice group of Alvarez and Marsal, LLC. Mr. Lambert was a Senior Vice President of Wexford Capital LLC. From 1983 to 1994, Mr. Lambert held various financial positions with Integrated Resources, Inc.'s Equipment Leasing Group, including Treasurer and Chief Financial Officer. He is a Certified Public Accountant. Mr. Lambert is also a board member of the general partner of Rhino Resources Partners, LP. Mr. Lambert brings significant financial experience to the board.

Mark L. Plaumann	58	2002
Mark L. Plaumann has been a Director since June 2002. He is presently a Managing-Member of Greyhawke Capital Advisors LLC, which he co-founded in 1998. From 1995 to 1998, Mr. Plaumann was a Senior Vice President of Wexford Capital LLC. From 1990 to 1995, Mr. Plaumann was employed by Alvarez & Marsal, Inc. as a Managing Director. From 1985 to 1990, Mr. Plaumann worked for American Healthcare Management, Inc., where he attained the position of President. From 1974 to 1985, Mr. Plaumann worked in both the audit and consulting divisions of Ernst & Young, where he attained the position of Senior Manager and he is a Certified Public Accountant. Mr. Plaumann previously served as Chair of our Audit Committee and is currently Chair of our Compensation Committee. Mr. Plaumann is also a board member of the general partner of Rhino Resources Partners, LP and Diamondback Energy, Inc. From 2006 to 2010, Mr. Plaumann served on the board of ICx Technologies, Inc. During the past five years Mr. Plaumann has served as Chairmen of the board of a private corporation and managed numerous limited liability companies. Mr. Plaumann is the Manager of Whisper Manager LLC, which is the Manager of Whisper Capital LLC. Whisper Capital LLC was previously the sole owner of EVWEST LLC. EVWEST LLC owned real property in Denver Colorado and had a receiver appointed in 2011. Mr. Plaumann brings significant business management and financial expertise to the board.

Policy Regarding Director Attendance at Annual Meeting of Stockholders

The Company encourages members of its Board of Directors to attend annual stockholders' meetings. Mr. Bedford and Mr. Plaumann attended the 2013 Annual Meeting of Stockholders.

CORPORATE GOVERNANCE

Director Independence

The Board of Directors is composed of a majority of directors who satisfy the criteria for independence within the meaning of Rule 5605(a)(2) of The NASDAQ Stock Market. In determining independence, the Board of Directors affirmatively determines, among other items, whether the directors have any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Applying these independence standards, the Board of Directors has determined that Messrs. Lawrence J. Cohen, Lambert, Neal S. Cohen, Plaumann, Colin and Garton are all independent directors. In determining Mr. Colin's independence, the Board of Directors considered his prior engagement as a partner for Deloitte & Touche LLP, Assurance until his retirement in 2011 as related to the retention of Deloitte & Touche LLP as our independent auditor. Mr. Colin has not provided any services to the Company relating to the audit of the Company’s financial statements for the years ended December 31, 2013, 2012 and 2011 and otherwise meets applicable independence requirements. Until their respective resignations on December 3, 2013 and December 16, 2013, Messrs. David N. Siegel and Richard P. Schifter served on the Board of Directors. The Board of Directors determined that Mr. Schifter served as an independent director. All of the members of the Company's Audit Committee, Nominating and Governance Committee and Compensation Committee are independent.

Committees of the Board of Directors

The Company has established a Compensation Committee, Audit Committee and Nominating and Governance Committee. Each member of the committees has been determined by the Board of Directors to be “independent” within the meaning of Rule 5605(a)(2) of The NASDAQ Stock Market. In addition, each member of the Audit Committee is “independent” within the meaning of applicable rules and regulations of the SEC regarding the independence of audit committee members.
Compensation Committee.  The Compensation Committee discharges the Board of Directors' responsibilities in respect of compensation of our executive officers who are subject to Section 16 of the Securities Exchange Act of 1934, including approving individual executive officer compensation; oversees our overall compensation and benefit philosophies; reviews and discusses with management the Compensation Discussion and Analysis for inclusion in our proxy statement or other applicable filings; based on such review and discussions, recommends to the Board of Directors whether the Compensation Discussion and Analysis should be included in our proxy statement or other filings; and produces the Compensation Committee Report required to be included in our proxy statement or other filings. The Compensation Committee consists of Mr. Mark Plaumann, Chair, and Messrs. Lawrence J. Cohen and Douglas J. Lambert.
Audit Committee.  The Audit Committee reviews our internal accounting procedures and considers and reports to the Board of Directors with respect to other auditing and accounting matters, including the selection of our independent auditors, the scope of annual audits, fees to be paid to our independent auditors and the performance of our independent auditors. Our Audit Committee consists of Messrs. Colin, Plaumann and Garton. Our Board of Directors has determined that Mr. Robert L. Colin, the current chairman of the Audit Committee, and Mr. Mark Plaumann are “audit committee financial experts” within the meaning of applicable SEC rules.
Nominating Committee.  The Nominating and Governance Committee, or the Nominating Committee, is charged with assisting the Board of Directors in its selection of individuals as nominees for election to the Board at annual meetings of the Company's stockholders and filling any vacancies or newly created directorships on the Board of Directors. The Nominating Committee is currently composed of Messrs. Lambert, Chair, Colin and Lawrence Cohen. Mr. Richard P. Schifter served on the Nominating Committee in 2013 through December 16, 2013.
The Nominating Committee does not set specific minimum qualifications that nominees must meet in order to be recommended to the Board of Directors, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account the needs of the Company and the composition of the Board of Directors. The Nominating Committee does consider the extent to which nominees would promote a diversity of perspectives, backgrounds and experiences among the directors, including expertise and experience in a variety of substantive matters pertaining to our business; however, the Board of Directors does not believe the subjective and varying nature of the nomination process lends itself to a formal policy or fixed rules with respect to the diversity of the Board of Directors.

The Nominating Committee considers director nominees recommended by stockholders and evaluates the qualifications of such nominees using the same selection criteria the committee uses to evaluate other potential nominees. Stockholders who wish to submit director nominees for consideration by the Nominating Committee for election at the 2014 Annual Meeting of Stockholders may do so by submitting the information to the Board of Directors as described in “About the Meeting - How are nominees for election to our Board of Directors Selected."
Executive Committee.  Our Board of Directors has a standing Executive Committee which consists of Mr. Bedford, Mr. Garton and Mr. Neal Cohen. The Executive Committee has the authority to approve the execution and delivery of documentation and the performance thereof (including, but not limited to, guarantees) related to the purchase, sale, assignment, lease or other financing of aircraft, aircraft engines, or related parts whose value does not exceed $100,000,000 for any given transaction. Mr. Richard P. Schifter served on the Executive Committee in 2013 through December 16, 2013.
The charters of the Audit Committee, Compensation Committee, Nominating Committee and Executive Committee are available on the Company's website at http://www.rjet.com/Investor_Relations.aspx.
2013 Board of Directors and Committee Meetings

The Board of Directors held a total of seven meetings in 2013. The Compensation Committee held a total of three meetings in 2013. The Audit Committee held a total of nine meetings in 2013. Acting by written consent, the Nominating Committee held one meeting in 2013. All of the directors attended at least 75% of the aggregate of the total meetings of the Board of Directors and any committees on which they served during 2013.
Board Leadership Structure and Board of Directors
Mr. Bryan K. Bedford serves as both the Company's Chairman of the Board of Directors and President and Chief Executive Officer. Mr. Richard P. Shifter served as our Lead Independent Director in 2013 through December 16, 2013. On December 16, 2013, the Board of Directors appointed Neal Cohen to serve as our current Lead Independent Director. The Lead Independent Director, among other things, chairs executive sessions of the Independent Directors, serves as a spokesperson for the Independent Directors and serves as a liaison between the Company's other Independent Directors and the Company's management, auditors and counsel between Board meetings. The Board believes this structure allows the Independent Directors to participate in the full range of the Board's responsibilities with respect to its oversight of the Company's management. The Board has determined that this leadership structure is appropriate given the size and complexity of the Company, the number of directors overseeing the Company and the Board of Directors' oversight responsibilities.
The Board's Role in Risk Oversight
Consistent with its responsibility for oversight of the Company, the Board of Directors, among other things, oversees risk management of the Company's business affairs directly and through the committee structure that it has established.
The Board of Directors' role in the Company's risk oversight process includes regular reports from senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. The full Board of Directors (or the appropriate committee) receives these reports from management to identify and discuss such risks. The Board of Directors periodically reviews with management its strategies, techniques, policies and procedures designed to manage these risks. Under the overall supervision of the Board of Directors, management has implemented a variety of processes, procedures and controls to address these risks.
The Board of Directors requires management to report to the full Board of Directors on a variety of matters at regular meetings of the Board of Directors and on an as-needed basis, including the performance and operations of the Company and other matters relating to risk management. The Audit Committee also receives regular reports from the Company's independent registered public accounting firm on internal control and financial reporting matters. These reviews are conducted in conjunction with the Board of Directors' risk oversight function and enable the Board of Directors to review and assess any material risks facing the Company.

Non-Employee Director Compensation for 2013

For 2013, we simplified our director compensation structure by eliminating board and committee meeting fees and adjusting our board and committee retainers so that the cash portion of our total fees remains relatively unchanged.  We increased the equity portion of our director compensation package to be more commensurate with levels at peer companies and to be consistent with board compensation best practices that recommend that fifty-percent or more of total director fees be provided through equity compensation.  The annual equity awards for 2013 took the form of restricted shares that vest upon the earliest of (a) the first anniversary of the award date, (b) the date the director retires from the Board after at least five years of service as a director, or (c) the occurrence of a change in control. Directors are required to hold vested shares until they cease being a director of the Company.

Board Cash Retainer	$50,000
Audit Committee Chair Retainer	$15,000
Compensation Committee Chair Retainer	$10,000
Committee Member Retainer	$5,000
Annual Equity Award (1)	$50,000	(1)
(1) The annual equity award for 2013 is equal to $50,000 of restricted stock based on the market price on the grant date. The annual equity awards are subject to restrictions on transfer or sale of the stock that do not expire until the day the board member leaves the board. Each award is subject to a minimum vesting period of one year.

The following table sets forth the type and amount of awards that were granted in February 2014, under the Company's 2007 Equity Incentive Plan (the “2007 Plan”) to the non-employee directors, who were directors during 2013 for their service as directors in 2013.

Name	Restricted Stock Awards
Douglas J. Lambert	5,537
Lawrence J. Cohen	5,537
Mark L. Plaumann	5,537
Neal S. Cohen	5,537
All current non-employee directors, as a group (4 persons)	22,148

The following table sets forth the compensation paid to our non-employee directors, who were directors in 2013 for their service as directors in 2013:

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)(3)	Total ($)
Lawrence J. Cohen	$59,625	$50,000	$109,625
Douglas J. Lambert	$61,450	$50,000	$111,450
Mark L. Plaumann	$71,450	$50,000	$121,450
Neal S. Cohen	$65,200	$50,000	$115,200
Richard P. Schifter(4)	$52,150	$—	$52,150

(1)    Represents (a) the annual retainer of $50,000, (b) compensation for serving on the committees, (c) compensation for serving as the chairman of the committees, as applicable, and (d) reimbursement of expenses incurred in connection with attendance at Board and committee meetings.

(2)    “Stock Awards” represent the aggregate fair value of the award computed in accordance with ASC Topic 718, on the applicable grant date or, if earlier, the service inception date.

(3)    The aggregate number of shares of restricted stock granted to non-employee directors for 2013 was 22,148, and the aggregate number of option awards outstanding at year end was 107,500.

(4)     Mr. Schifter resigned from the board on December 16, 2013, and did not receive the annual restricted stock award.

Corporate Governance Principles and Practices

Corporate governance at the Company is used to promote the long-term interests of our stockholders, as well as to maintain internal checks and balances, strengthen management accountability, engender public trust and foster responsible decision making and accountability. We continue to strengthen existing governance practices and develop new policies that make us a better company. Our Board of Directors periodically reviews evolving legal, regulatory and best practice developments to determine those that will best serve the interests of our stockholders. Our committee charters, insider trading policy, code of ethics and bylaws were updated and formal corporate governance guidelines (available at http://rjet.com/en/Investor_Relations/Governance.aspx) were adopted in February 2013. During the first quarter of 2014, we expanded the persons subject to pre-clearance of securities transactions, quiet periods and prohibited transactions, including short sales, options trading and hedging, to cover all employees who hold the position of director or above with the Company or any of its subsidiaries. Also in the first quarter of 2014, we revised our corporate governance guidelines to include the director resignation policy described below. Highlights of our corporate governance framework include:
Board Independence and Membership

•	Six of our seven directors are independent of the Company and management. We are committed to maintaining a substantial majority of independent directors.

•
At each regularly scheduled meeting, time is set aside for the independent directors to meet in executive session without Company management present. Additional executive sessions may be held as needed.

•	The Compensation Committee, Audit Committee, and Nominating and Governance Committee are comprised of only independent directors.

•
If and for so long as the Chairman of the Board is not "independent" as that term is defined by NASDAQ, the independent members of the Board will annually elect by a majority vote an independent director to serve in a lead capacity. Neal Cohen currently serves as lead independent director. That role is described under “Board Leadership Structure and Board of Directors.”

•	The Board seeks members from diverse backgrounds so that the Board consists of members with a broad spectrum of experience and expertise and with a reputation for integrity.

•	All directors are elected annually; the Company does not have a classified board.

•
In any uncontested election, any director who receives a greater number of votes withheld than votes for his or her election must tender his or her resignation. Absent a compelling reason for the director to remain on the Board of Directors, the board must accept the resignation.

Director Compensation

•
Non-employee directors receive fees as their only compensation for Board and/or committee service. Directors' fees are paid in the form of cash, company stock, including options and restricted stock, or some combination thereof, as well as any additional benefits regularly given to all directors.

•
Directors are entitled to reimbursement of travel, entertainment and other out of pocket expenses incurred by them in attending Board and committee meetings in accordance with the Company's standard reimbursement policies.

•	Personal loans to directors and executive officers are not permitted.

Stock Ownership

•
Our Board of Directors has adopted stock ownership policies for directors and executive officers. The policies were established to promote a long-term perspective in managing the enterprise, and to help align the interest of our stockholders, executives and directors. A more complete description of the stock ownership guidelines appears in, "Executive Compensation-Stock Ownership Guidelines."

•
In addition to the stock ownership policy in our governance guidelines, the terms of the annual restricted stock grants to our non-employee directors require the directors to hold all of the shares that vest until they cease serving as a director of the Company.

Director Orientation and Continuing Education

•
The Nominating and Governance Committee and management are responsible for director orientation programs and for director continuing education programs to assist directors in developing and maintaining the skills and knowledge necessary or appropriate for the performance of their responsibilities.

•
Continuing education programs for directors may include a combination of internally developed materials and presentations, programs presented by third parties, and financial and administrative support for attendance at qualifying academic or other independent programs.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that the Company's executive officers and directors, and any person who beneficially owns more than ten percent of the Company's common stock, file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers, directors, and greater than ten percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based upon a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers, directors and owners of more than ten percent of the Company's common stock, we believe that during 2013 our executive officers, directors and greater than ten percent beneficial owners complied with this requirement.
Vote Required

The seven nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote for them shall be elected as directors. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for all nominees in the absence of instructions to the contrary. Abstentions and instructions on the accompanying proxy card to withhold authority to vote for one or more nominees will not be counted as a vote for any such nominee.
THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 1 - ELECTION OF DIRECTORS TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL THEREOF.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
Executive Summary
This Compensation Discussion and Analysis provides a detailed description of our executive compensation philosophy and programs, the compensation decisions the Compensation Committee has made under those programs and the factors considered in making those decisions. This Compensation Discussion and Analysis focused on the compensation of our Named Executive Officers for 2013, who were:

Name	Title
Bryan K. Bedford	President and Chief Executive Officer
Timothy P. Dooley	Executive Vice President and Chief Financial Officer
Wayne C. Heller	Executive Vice President and Chief Operating Officer
Lars-Erik Arnell	Senior Vice President and Corporate Development
David N. Siegel	Former President and Chief Executive Officer of Frontier Airlines, Inc.
Ethan J. Blank	Vice President and General Counsel

2013 Highlights
2013 was a transformational year for Republic as we successfully completed the sale of Frontier and renewed our focus on our core, fixed-fee operation and the expansion of flying under capacity purchase agreements with American, Delta and United. Other highlights include:

Corporate Goals	Accomplishments
Outperform on key financial and operational goals	Full year income from continuing operations increased 54.3% to $48.3 million, or $0.92 per diluted share
Sell Frontier Airlines, Inc.	Successfully completed the sale of Frontier Airlines to Indigo Partners in December 2013
Grow the business	Took delivery of 19 E175 aircraft during the year and 16 of those aircraft were operating by December 31, 2013.
Enhance our liquidity	Total cash balance increased $70.3 million to $300.7 million as of December 31, 2013
Complete new labor agreements	Completed and implemented new 5-year agreements with Flight Attendants and dispatchers; reached a Tentative Agreement on a new 4-year contract with the IBT, which was not ratified.

Our compensation and incentive plans are based on performance against the key business metrics we believe to be drivers of shareholder value over the long-term. The information below, as well as the corporate goal achievements outlined above, summarizes results on the metrics used to calculate incentive payouts and awards for our Named Executive Officers in 2013.

The financial and operating metrics and corresponding performance impacting our 2013 Annual Incentive Plan resulted in an overall rating of 140% for financial and operational results as follows:

Metric	Weight	Result	Payout
Pre-tax Income	40%	At Maximum	80%
Unit Cost	20%	At Maximum	40%
Controllable Completion Factor	10%	At Maximum	20%
On-time Departure	5%	Below Threshold	—%
On-time Arrival	5%	Below Threshold	—%

Compensation Objectives

We and the Compensation Committee believe that executive compensation should be closely related to increased stockholder value. One of our strengths contributing to the Company's successes is a strong management team, many of whom have been with us for a number of years. The compensation program is designed to enable us to attract, retain and reward capable employees who can contribute to our continued success, principally by linking portions of compensation with the attainment of key business objectives. Performance-based compensation, equity participation and a strong alignment to stockholders' interests are key elements of our compensation philosophy. Accordingly, our executive compensation program is designed to provide competitive compensation, support our strategic business goals and reflect our performance. The compensation program reflects the following principles:

•	Compensation should encourage increased stockholder value;

•	Compensation programs should reflect and promote our values and reward individuals for outstanding contributions towards achieving specific business goals;

•	Compensation programs should enable us to attract and retain highly qualified professionals; and

•
All compensation policies and all compensation decisions are designed to reward employees, including the named executive officers, who have demonstrated the capacity to contribute to our financial and competitive performance, thereby furthering the main objective of our compensation program - increasing stockholder value.

Implementing Our Objectives

The Compensation Committee relies upon its judgment in making compensation decisions after reviewing the performance of the Company and carefully evaluating an executive's individual performance during the year against established goals, leadership qualities, operational performance, business responsibilities, current compensation arrangements and potential to enhance stockholder value. Specific factors affecting compensation decisions for the named executives include:

•	the nature, scope and level of the executive's responsibilities;

•	our overall operational performance and profitability, measured by our end-of-year and year-to-year financial and operational data;

•	our safety performance;

•	the executive's individual performance;

•	the compensation levels of executive officers at our peer group companies; and

•	results of previous stockholder advisory votes on executive compensation.

Bryan K. Bedford, Timothy P. Dooley, Wayne C. Heller, and Lars-Erik Arnell have employment agreements with the Company which have been amended and extended until June 30, 2014. These employment agreements provide for an annual base salary and a target annual incentive opportunity which is determined, in its sole discretion, by the Compensation Committee based upon certain performance measures which are determined by the Board in its discretion. Ethan J. Blank has an employment arrangement with the Company which provides for an annual base salary and a target annual incentive opportunity which is determined by the Chief Executive Officer. The employment arrangement is continuous and can be terminated by either party at any time.
The financial data that we take into account in setting our executive officers' compensation includes our operating revenues, pre-tax profit, “pre-tax margin,” net income and the “cost per available seat mile excluding fuel.” “Pre-tax margin” is the profitability of the Company before taxes are paid. The “pre-tax margin” is calculated by dividing pre-tax earnings by revenues and then multiplying by 100. The result is expressed as a percentage. “Cost per available seat mile” is expressed in cents to operate each seat mile offered, and is determined by dividing our total operating and interest expenses, excluding fuel expense, by “available seat miles.” “Available seat miles” is a measure of our airline flights' carrying capacity. It is equal to the number of seats available multiplied by the number of miles flown. “Cost per available seat mile” is frequently used to allow a cost comparison between different airlines.
The operational data that we take into account in setting our executive officers' compensation includes the number of aircraft at year end, the number of departures, the on-time departure and arrival performance, the flight completion factor, the number of “block hours,” that is, hours from the departure gate to the arrival gate for our aircraft, and the number of additions to our fleet of aircraft.
The safety data we take into account includes results of third party audits. Safety evaluations are conducted by the Department of Defense, our major airline partners, and the Federal Aviation Administration to ensure the overall health of our internal safety systems.
We attempt to achieve an appropriate mix between equity incentive awards and cash payments in order to meet our objectives. Our mix of compensation elements is designed to help us recruit and retain talent, reward recent results and motivate long-term performance. We also seek to balance compensation elements that are based on financial and operational measures as well as the performance of the Company's common stock. Our goal is to motivate our named executives to deliver superior long term performance and to retain their services with the Company on a cost-effective basis.
The table below shows the total compensation mix for our CEO and other Named Executive Officers, based on target awards for 2013. Our mix is well-aligned to the mix paid by companies in our peer benchmarking group. As shown in the table, a substantial majority of pay for our NEOs is “at risk” based on individual and company performance.

	Base Salary	Annual Incentive	Long-term Incentive
CEO Total Direct Compensation	27%	27%	46%
NEO Total Direct Compensation	32%	22%	46%
Role of the Compensation Committee and Management

Our management, led by our Chief Financial Officer, provides the Compensation Committee with recommendations regarding the annual incentive compensation of all named executive officers and certain other employees within the first 75 days of each year so the Compensation Committee can approve any payouts for the prior fiscal year or make changes to the annual incentive plan for the performance period beginning in the current fiscal year, which includes the performance goals and weightings for our named executive officers. The Compensation Committee believes that management's insight to our business as well as their experience in the airline industry combine to provide a valuable resource to the Compensation Committee with respect to our executive compensation arrangements. Management analyzes our overall operational performance, profitability and safety, using both financial and operational measures, to provide a basis for its recommendations regarding executive compensation. Management also reviews compensation levels of similarly situated peer companies. The Chief Executive Officer recommends the other executives compensation based on review and performance. The Compensation Committee may request additional information and analysis and ultimately determines in its discretion whether to approve any recommended changes in compensation. These determinations are made by our Compensation Committee based on its own analysis and judgment and the recommendations of the Chief Executive Officer.
As part of its oversight of the Company's executive compensation program, the Compensation Committee considers the impact of the Company's executive compensation program and the incentives created by the compensation awards that it administers on the Company's risk profile. In addition, the Company reviews all of its compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. Based on this review, the Company has concluded that its compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.

Potential Impact on Compensation from Executive Misconduct

If the Board determines that an executive officer has engaged in fraudulent or intentional misconduct, the Board would take action to remedy the misconduct, prevent its recurrence, and impose such discipline on the wrongdoer as would be appropriate. Discipline would vary depending on the facts and circumstances, and may include, without limitation, (1) termination of employment, (2) initiating an action for breach of fiduciary duty, and (3) if the misconduct resulted in a significant restatement of the Company's financial results, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive that is greater than would have been paid or awarded if calculated based on the restated financial results. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.
Consideration of Say-on-Pay Voting Results

The Compensation Committee considers the stockholder advisory vote on the compensation of the Company's named executive officers.  At our 2013 annual meeting, the holders of 97.9% of the shares represented and entitled to vote approved, on an advisory basis, the compensation paid to our named executive officers as disclosed in the Company's proxy statement for the 2013 Annual Meeting of Stockholders.  As a result, the Compensation Committee concluded that the Company's stockholders were supportive of the Company's executive compensation philosophy, policies and programs and that the Company would continue such philosophy, policies and programs, updating as necessary in response to changes in regulatory, governance and external market practice.
In addition, at our 2012 annual meeting, the holders of 98.5% of the shares represented and entitled to vote indicated, on an advisory basis, that we should seek an advisory vote on the compensation of our named executive officers annually.  As a result of this recommendation, the Company's Board of Directors has adopted a policy to hold an annual advisory vote on the compensation of the Company's named executive officers.
Impact of Tax Treatment on Compensation

In general, Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits the annual tax deduction for public companies to $1 million for compensation paid to each of a company's named executive officers. Qualifying performance-based compensation is not subject to the deduction limit if the Code requirements are met.
It is anticipated that compensation paid to our named executives under the 2007 Equity Incentive Plan ("2007 Plan") in 2013 from the vesting of performance shares will qualify for the performance-based compensation exemption from Section 162(m). Two of our named executive officers, Bryan K. Bedford and Wayne C. Heller, were paid compensation covered by Section 162(m) in excess of $1 million for 2013. While we intend to seek to take advantage of favorable tax treatment for executive compensation where appropriate, the primary drivers for determining the amount and form of executive compensation are the retention and motivation of superior executive talent, rather than tax-based considerations.
Equity Grant Practices

Stock option, restricted stock or performance share grants are made by the Compensation Committee at the times needed to meet appropriate deadlines for compensation-related decisions. Our consistent practice is that the exercise price for every stock option is the closing price on The NASDAQ Global Select Market on the date of grant. The exercise price of options is not less than the fair market value of the shares on the date of grant.
Peer Benchmarking

Periodically, the Compensation Committee reviews and analyzes total direct compensation at the executive level. In analyzing the Named Executive Officers' compensation for 2013, the Committee reviewed the total direct compensation for executives with a peer group consisting of Matson, Inc., Arkansas Best Corp., Celadon Group Inc., Hub Group, Inc., Pacer International, Pinnacle Airlines, Skywest Inc., and Werner Enterprises. The Committee also periodically reviews benchmarking information on annual incentives, equity-based incentives, benefits, and perquisites.

Elements of Compensation

The following table summarizes the primary elements and objectives of our compensation program for executive officers, including Named Executive Officers:

Type	Component	Objective
Fixed	Base salary	Provide reasonable and market-competitive fixed pay reflective of an executive’s role, responsibilities and individual performance
	Benefits and perquisites	Provide market competitive benefits and perquisites that reflect airline industry and best practices

Performance-based	Annual Cash Incentive	Drive achievement of annual corporate goals, financial and operating performance that is consistent with pre-established performance criteria
Performance Shares
•  Alignment to shareholder interests through stock ownership
•  Focus on drivers of long-term value creation
•  Realized value tied to stock price appreciation
• Attraction and retention of executive talent

Stock Options
Restricted Shares
Base Salary.  We pay our named executive officers a base salary in order to remain competitive in the market. The Company's salary levels for Mr. Bedford and Mr. Heller were set under employment agreements entered into with such named executives in 2003, and amended in 2004, 2007 and 2010. The Company's salary levels for Mr. Dooley and Mr. Arnell were set under employment agreements entered in 2011. These employment agreements were amended and extended until June 30, 2014. The Company's salary level for Mr. Blank was approved by the Chief Executive Officer. The base salary levels are intended to be consistent with competitive pay practices and level of responsibility, with salary increases reflecting competitive trends, the overall financial performance and resources of the Company, the Company's operational performance, general economic conditions, as well as a number of factors relating to the particular individual, including the performance of the individual executive, level of experience, ability and knowledge of the job. On an annual basis, the Compensation Committee may decide to increase the salary of any one or more of our named executives.
Annual Incentive.  In order to provide incentives for annual performance, we believe that a substantial portion of each named executive's compensation should be in the form of a performance-driven, annual “at risk” incentive. Our employment agreements with the named executives provide for a target annual incentive opportunity. The amount of the actual annual incentive for any year may be more or less than the target amount, but not more than a certain percentage of the executive's salary for the year, and is determined, in its sole discretion, by the Compensation Committee based upon certain performance measures which are communicated to the executive in advance. For 2013, Mr. Bedford and Mr Siegel's target annual incentive opportunity was 100% of base salary with a maximum opportunity of 200%, and the target annual incentive opportunity for Mr. Heller was 75% of base salary, with a maximum opportunity of 150%. For 2013, Mr. Dooley's and Mr. Arnell's target annual incentive opportunity was 65% of base salary with a maximum opportunity of 125%. For 2013, Mr. Blank's target annual incentive opportunity was 50% of base salary with a maximum opportunity of 100%.
Annual incentives are intended to motivate and reward executives for achieving specific Company goals. The Compensation Committee aligns executive compensation with the achievement of the Company's strategic plan by establishing a target performance level for each financial and operational goal that is consistent with the annual strategic goals. Annual incentive goals are established at the beginning of each year and may include financial goals, such as operating revenues, pre-tax profit, “pre-tax margin”, net income, the “cost per available seat mile” excluding fuel, and operational data, including the number of aircraft at year end, the number of departures, the on-time departure and arrival performance, the flight completion factor, the number of “block hours”, which are hours from the departure gate to the arrival gate for our aircraft, and the number of additions to our fleet of aircraft. The actual annual incentives earned are determined at the end of each year based on the Compensation Committee's assessment of the actual performance levels achieved for each goal. The 2013 annual incentive plan was based on the following performance goals and weightings:

Weight	Performance Goal	Performance Metric
60%	Financial Performance	Pre-tax Income (67%)
Unit Cost (33%)

20%	Operational Performance	Controllable Completion Factor (50%)
On-time Departure (25%)
On-time Arrival (25%)

20%	Individual Performance	Key strategic goals

Long-Term Incentive Awards.  The Compensation Committee believes that our best interests will be advanced by enabling our named executive officers, who are responsible for our management, growth and success, to receive compensation in the form of long-term incentive awards which may increase in value in conjunction with an increase in the value of our common stock. By this approach, the best interests of stockholders, executives and employees will be closely aligned. We believe that these awards will provide our named executives with an incentive to remain in their positions with us.
During 2013, the Company amended and restated the 2007 Equity Incentive Plan and registered an additional 3,500,000 shares. On March 11, 2013, the Compensation Committee approved grants of equity awards to employees who were key to the successful restructuring of Chautauqua Airlines, Inc., and the execution of amended or new capacity purchase agreements, including the named executive officers. For the named executive officers, the grant included a mix of stock options, restricted stock and performance shares. The stock options and restricted stock vest in equal annual installments over three years beginning on March 11, 2014. The performance shares vest at the end of a 3-year measurement period based on the number of idle aircraft months over 2013 through 2015 for the Republic segment (weighted 50%) and the successful separation and monetization of Frontier Airlines, Inc. as assessed by the Compensation Committee (weighted 50%).
Severance Arrangements.  In connection with entry into the below described employment agreements, the Compensation Committee determined that the adoption of a severance plan structure would advance the objectives which the Compensation Committee has established for our executive compensation program by assisting us in recruiting and retaining top-level talent. In addition, the Compensation Committee believes that formalizing our severance practices benefits us by providing us with certainty in terms of our obligations to an eligible executive in the event that our relationship with any such executive is severed.
The selection of the measures used to determine the amounts payable upon the happening of certain events as well as the selection of the types of events which trigger severance payments, represent the determination by the Compensation Committee and our Board of Directors regarding the best position for us to be in should any such event occur in light of the objectives which have been established for our executive compensation program. The severance plan structure also benefits us by virtue of the confidential information, non-competition and non-solicitation provisions, which inure to our benefit in the event an eligible executive severs employment with us. See “Termination of Employment and Change-in-Control Agreements” below for a description of the severance and non-compete provisions of the employment agreements of our named executives.
Fringe Benefits.  Our named executive officers are eligible to participate in 401(k), disability, medical and group insurance plans generally available to all our employees. The Company does not provide any special benefits or perks to any of its executives.
Stock Ownership Guidelines

In 2010, the Company adopted stock ownership guidelines for executive officers. Under the guidelines, our Chief Executive Officer is expected to hold Company stock having a value of at least three times annual base salary and executive vice presidents are expected to hold Company stock having a value of at least one times annual base salary. The guidelines are expected to be reached within three years of implementation, or within three years for new or newly promoted executive vice presidents. Messrs. Bedford, Dooley, and Heller currently meet the guidelines. Messrs. Arnell and Blank are not required to comply with these guidelines based on their title. Our independent directors are encouraged to beneficially own Company stock having a value of at least three times the independent directors' annual retainer, to be reached within three years of implementation of the stock ownership guidelines, or within three years of election to the board for new directors. Messrs. Lawrence Cohen, Neal Cohen, Lambert, and Plaumann currently meet the guidelines. Messrs. Garton and Colin have three years to comply with the guidelines.

Determining Compensation for the Named Executives in 2013

Base Salary
In determining the amount of base salary of our named executives for 2013, the Compensation Committee considered competitive trends, our overall financial performance and resources, our operational performance, general economic conditions, the compensation level of similarly situated executives at our peer companies, and a number of factors relating to the executive, including the performance of the executive, the level of his experience and ability and his knowledge of his job.
Effective November 1, 2013, Messrs. Heller, Dooley and Arnell received $25,000 salary increases with the extension of their employment agreements. The named executives did not receive a base salary increase for 2012, however, Mr. Bedford and Mr. Arnell took voluntary pay reductions in 2011 and these individuals were restored to their previous base salary level for 2012, effective January 1, 2012.
2013 Annual Incentive
The chart below shows the financial and operational performance measures for Republic's executive officers under the 2013 Annual Incentive Plan and actual performance for each measure in 2013.

Performance Measure	Performance Levels		2013 Actual Performance	% of Target Award Earned
Pre-tax Income (weighted 40%) (1)	Threshold	$75 million	$106.9 million	80%
	Target	$90 million
	Maximum	$105 million

Unit Cost (weighted 20%)	Threshold	9.15	8.86	40%
	Target	9.05
	Maximum	8.95

Controllable Completion Factor (weighted 10%)	Threshold	99.0%	99.2%	20%
	Target	99.1%
	Maximum	99.2%

On-time Departure (weighted 5%)	Threshold	67.0%	66.2%	—%
	Target	68.5%
	Maximum	70.0%

On-time Arrival (weighted 5%)	Threshold	75.0%	74.6%	—%
	Target	76.0%
	Maximum	77.0%

Total				140.0%
(1) For determining bonus amounts, Pre-tax Income was adjusted to exclude: 1) one-time costs related to the return of aircraft on lease; 2) any book gain/loss on sale of assets or impairment of assets; 3) costs and/or accounting adjustments associated with a spin or separation of Frontier from Republic; and 4) one-time costs associated with signing new labor agreements.
Executive officers were also eligible to receive a portion of their annual incentives based on achievement of key individual strategic goals, which were weighted 20% for 2013. The individual goals of each executive included departmental objectives which supported the Company’s overall goals for 2013 to 1) sell Frontier, 2) grow the business by executing on new Q400 and E-Jet CPAs, 3) enter into new labor agreements with pilots, flight attendants and dispatchers, 4) enhance the Company's liquidity position through favorable financing of new aircraft and spare engines, and 5) meet or exceed target levels of performance for income, unit costs and operational metrics. The Compensation Committee approved an annual incentive individual award of 150% of goal for Mr. Bedford, Heller and Dooley, 175% of goal for Mr. Arnell, and 180% of goal for Mr. Blank.
Equity Grants in 2013

The Compensation Committee approved long-term incentive grants for executive officers on March 11, 2013, including stock options, restricted shares and performance shares. Performance shares are contractual rights to receive shares of our common stock at the end of a three-year measurement period. They are designed to reward our executive officers when they achieve key goals that contribute to the creation of stockholder value over the long-term, which are approved by the Compensation Committee at the beginning of each 3-year measurement period. The actual number of performance shares ultimately distributed to the named executive officers is based on actual achievement against the pre-established goals and can range from 0% to 200% of the performance shares originally granted. The granting of performance shares will allow us to better manage our annual dilution from equity grants and strengthen the tie between equity-based compensation and long-term stockholder value.

The 2013 award of performance shares to executive officers provides that the number of shares earned over the 3-year period ending March 11, 2016 are based on following performance measures

Performance Measure	Weight	Measurement
Aircraft Utilization	50%	Future coverage of uncovered ERJ aircraft months.

Corporate strategic objectives	50%	Successful separation and monetization of Frontier as assessed by the compensation committee.

The following chart shows the range of potential shares earned at specified levels of achievement for the two performance measures:

	Percent of Target Earned	Uncovered ERJ Months	Successful separation of Frontier
Maximum	200%	<200	Meets = 100%. No award for not achieving goal

Target	100%	400-500

Threshold	25%	700-800

Below Threshold	—%	>800

The Company recognizes compensation expense for outstanding equity awards as well as future equity awards over the requisite period of service.

Bryan K. Bedford
Cash Compensation.  Mr. Bedford received total cash compensation for his services to us in 2013 in the amount of $1,215,000. Of this sum, $450,000 represents Mr. Bedford's annual base salary for 2013 and $765,000 represents an amount paid to Mr. Bedford as a cash bonus.
Long-Term Incentive Awards. On March 11, 2013, the Compensation Committee granted to Mr. Bedford a stock option to purchase 15,000 shares of our common stock at a purchase price of $10.29 per share. These stock options become exercisable in equal annual installments over three years beginning on March 11, 2014. Also on March 11, 2013, the Compensation Committee granted to Mr. Bedford 37,500 shares of restricted stock at a par value $.001 per share. This restricted stock will vest in equal annual installments over three years beginning on March 11, 2014. Also on March 11, 2013, the Compensation Committee granted to Mr. Bedford 22,500 shares of restricted stock at a par value $.001 per share for performance based on the Company's future coverage of uncovered ERJ aircraft months and the successful separation of Frontier. This restricted stock will vest in amounts based on accomplishment of the performance metrics at the conclusion of a three year period on March 11, 2016.
Employment Agreement.  Pursuant to his employment agreement, the term of Mr. Bedford's employment with the Company shall continue until June 30, 2014. Mr. Bedford is entitled to receive a base salary of $450,000. In addition to the base salary, Mr. Bedford has an annual bonus opportunity target equal to 100% of his salary for the year. The amount of the annual bonus may be more or less than the target amount, but not more than 200% of Mr. Bedford's salary for the year, and is determined, in its sole discretion, by the Compensation Committee based upon certain performance measures which are determined by the Board of Directors. The term of the employment agreement automatically renews for successive one year periods unless either we or Mr. Bedford give notice to terminate the employment agreement no later than 30 days prior to the end of the then current term of the employment agreement.
David N. Siegel
Cash Compensation.  Mr. Siegel was awarded total cash compensation for his services to us in 2013 in the amount of $1,301,414, which included a base salary of $450,000 and a housing allowance and reimbursement for relocation expenses of $138,914 and a $750,000 success fee for the sale of Frontier that was paid by Frontier, based on the employment letter described below. Mr. Siegel did not receive an annual bonus for 2013.
Long-Term Incentive Awards.  Mr. Siegel was not granted any long-term incentive awards during the year ended December 31, 2013.
Employment Letter.  Pursuant to his employment letter, Mr. Siegel received a base salary of $450,000. In addition to the base salary, Mr. Siegel had an annual bonus opportunity target of 100% of his salary for the year. The amount of the annual bonus may have been more or less than the target amount, but not more than 200% of Mr. Siegel's base salary for the year, and was to be determined based on a performance assessment conducted by the Compensation Committee against performance metrics that were established at the beginning of 2013. Pursuant to the terms of the employment letter, Mr. Siegel had the opportunity to earn a success fee upon the completion of a qualifying event (as defined by an external banker's definition) equal to 0.5% of the equity value raised above a Frontier pre-money equity valuation of $50 million, with a threshold payment of $500,000. Mr. Siegel was to be provided a stipend of $12,500 per month to cover a one-year apartment lease, vehicle, and other interim living expenses.
The employment letter provided for severance compensation of one times base salary plus target annual incentive upon the occurrence of a change of control, if within six months of the change of control the acquiring company decides not to continue Mr. Siegel's employment. In the event a success fee is paid under the terms of the employment letter, the sum of the success fee and the severance payment was not to exceed $1,400,000.
On April 25, 2013, Mr. Siegel's employment letter was amended and extended through December 31, 2013. Pursuant to the amendment Mr. Siegel had the opportunity to earn a success fee upon the completion of a qualifying event (as defined by an external banker's definition) equal to 0.75% of the equity value raised above a Frontier pre-money equity valuation of $50 million, with a threshold payment of $750,000. The amendment also provided for updated severance compensation of one times base salary plus target annual incentive upon the occurrence of a change of control, if within three months of the change of control the acquiring company decides not to continue Mr. Siegel's employment. In the event a success fee is paid under the terms of the employment letter, the sum of the success fee and the severance payment were not to exceed $1,650,000.

On October 1, 2013, the company reported that it had agreed to sell its Frontier business to an affiliate of Indigo Partners LLC ("Indigo"). The transaction closed on December 3, 2013. Upon the closing of the transaction Mr. Siegel earned a success fee per his employment agreement of $750,000 that was paid by Frontier.
Timothy P. Dooley
Cash Compensation. Mr. Dooley received total cash compensation for his services to us in 2013 in the amount of $529,711. Of this sum, $253,461 represents Mr. Dooley's annual base salary for 2013 and $276,250 represents an amount paid to Mr. Dooley as a cash bonus.
Long-Term Incentive Awards. On March 11, 2013, the Compensation Committee granted to Mr. Dooley a stock option to purchase 8,000 shares of our common stock at a purchase price of $10.29 per share. These stock options become exercisable in equal annual installments over three years beginning on March 11, 2014. Also on March 11, 2013, the Compensation Committee granted to Mr. Dooley 20,000 shares of restricted stock at a par value $.001 per share. This restricted stock will vest in equal annual installments over three years beginning on March 11, 2014. Also on March 11, 2013, the Compensation Committee granted to Mr. Dooley 12,000 shares of restricted stock at a par value $.001 per share for performance based on the Company's future coverage of uncovered ERJ aircraft months and the successful separation of Frontier. This restricted stock will vest in amounts based on accomplishment of the performance metrics at the conclusion of a three year period on March 11, 2016.
Employment Agreement. Pursuant to his employment agreement, the term of Mr. Dooley's employment with the Company shall continue until June 30, 2014. As part of this agreement and effective November 1, 2013, Mr. Dooley's salary was adjusted to $275,000. In addition to the base salary, Mr. Dooley has an annual bonus opportunity target equal to 65% of his salary for the year. The amount of the annual bonus may be more or less than the target amount, but not more than 125% of Mr. Dooley's salary for the year, and is determined, in its sole discretion, by the Compensation Committee based upon certain performance measures which are determined by the Board of Directors. The term of the employment agreement automatically renews for successive one year periods unless either we or Mr. Dooley give notice to terminate the employment agreement no later than 30 days prior to the end of the then current term of the employment agreement.
Wayne C. Heller
Cash Compensation.  Mr. Heller received total cash compensation for his services to us in 2013 in the amount of $685,962. Of this sum, $303,462 represents Mr. Heller's annual base salary for 2013 and $382,500 represents an amount paid to Mr. Heller as a cash bonus.
Long-Term Incentive Awards.  On March 11, 2013, the Compensation Committee granted to Mr. Heller a stock option to purchase 10,000 shares of our common stock at a purchase price of $10.29 per share. These stock options become exercisable in equal annual installments over three years beginning on March 11, 2014. Also on March 11, 2013, the Compensation Committee granted to Mr. Heller 25,000 shares of restricted stock at a par value $.001 per share. This restricted stock will vest in equal annual installments over three years beginning on March 11, 2014. Also on March 11, 2013, the Compensation Committee granted to Mr. Heller 15,000 shares of restricted stock at a par value $.001 per share for performance based on the Company's future coverage of uncovered ERJ aircraft months and the successful separation of Frontier. This restricted stock will vest in amounts based on accomplishment of the performance metrics at the conclusion of a three year period on March 11, 2016.
Employment Agreement.  Pursuant to his employment agreement, the term of Mr. Heller's employment with the Company shall continue until June 30, 2014. As part of this agreement and effective November 1, 2013, Mr. Heller's salary was adjusted to $325,000. In addition to the base salary, Mr. Heller has an annual bonus opportunity target equal to 75% of his salary for the year. The amount of the annual bonus may be more or less than the target amount, but not more than 150% of Mr. Heller's salary for the year, and is determined, in its sole discretion, by the Compensation Committee based upon certain performance measures which are determined by the Board of Directors. The term of the employment agreement automatically renews for successive one year periods unless either we or Mr. Heller give notice to terminate the employment agreement no later than 30 days prior to the end of the then current term of the employment agreement.
Lars-Erik Arnell
Cash Compensation. Mr. Arnell received total cash compensation for his services to us in 2013 in the amount of $484,400. Of this sum, $228,462 represents Mr. Arnell's annual base salary for 2013 and $255,938 represents an amount paid to Mr. Arnell as a cash bonus.

Long-Term Incentive Awards. On March 11, 2013, the Compensation Committee granted to Mr. Arnell a stock option to purchase 8,000 shares of our common stock at a purchase price of $10.29 per share. These stock options become exercisable in equal annual installments over three years beginning on March 11, 2014. Also on March 11, 2013, the Compensation Committee granted to Mr. Arnell 20,000 shares of restricted stock at a par value $.001 per share. This restricted stock will vest in equal annual installments over three years beginning on March 11, 2014. Also on March 11, 2013, the Compensation Committee granted to Mr. Arnell 12,000 shares of restricted stock at a par value $.001 per share for performance based on the Company's future coverage of uncovered ERJ aircraft months and the successful separation of Frontier. This restricted stock will vest in amounts based on accomplishment of the performance metrics at the conclusion of a three year period on March 11, 2016.
Employment Agreement. Pursuant to his employment agreement, the term of Mr. Arnell's employment with the Company shall continue until June 30, 2014. As part of this agreement and effective November 1, 2013, Mr. Arnell's salary was adjusted to $250,000. In addition to the base salary, Mr. Arnell has an annual bonus opportunity target equal to 65% of his salary for the year. The amount of the annual bonus may be more or less than the target amount, but not more than 125% of Mr. Arnell's salary for the year, and is determined, in its sole discretion, by the Compensation Committee based upon certain performance measures which are determined by the Board of Directors. The term of the employment agreement automatically renews for successive one year periods unless either we or Mr. Arnell give notice to terminate the employment agreement no later than 30 days prior to the end of the then current term of the employment agreement.
Ethan J. Blank
Cash Compensation.  Mr. Blank received total cash compensation for his services to us in 2013 in the amount of $397,461. Of this sum, $208,461 represents Mr. Blank's annual base salary for 2013 and $189,000 represents an amount paid to Mr. Blank as a cash bonus.
Long-Term Incentive Awards. On March 11, 2013, the Compensation Committee granted to Mr. Blank a stock option to purchase 4,000 shares of our common stock at a purchase price of $10.29 per share. These stock options become exercisable in equal annual installments over three years beginning on March 11, 2014. Also on March 11, 2013, the Compensation Committee granted to Mr. Blank 10,000 shares of restricted stock at a par value $.001 per share. This restricted stock will vest in equal annual installments over three years beginning on March 11, 2014. Also on March 11, 2013, the Compensation Committee granted to Mr. Blank 6,000 shares of restricted stock at a par value $.001 per share for performance based on the Company's future coverage of uncovered ERJ aircraft months and the successful separation of Frontier. This restricted stock will vest in amounts based on accomplishment of the performance metrics at the conclusion of a three year period on March 11, 2016.
Employment Arrangement.  Pursuant to his employment arrangement, Mr. Blank is entitled to receive a base salary of $215,000. In addition to the base salary, Mr. Blank has an annual bonus opportunity target equal to 50% of his salary for the year. The amount of the annual bonus may be more or less than the target amount, but not more than 100% of Mr. Blank's salary for the year, and is determined by the Chief Executive Officer.

Future Periods

The foregoing discussion describes the compensation objectives and policies which we utilized with respect to our named executive officers during 2013 and 2014 to date. In the future, as the Compensation Committee continues to review each element of the executive compensation program with respect to our named executive officers, the objectives of our executive compensation program, as well as the methods which the Compensation Committee utilizes to determine both the types and amounts of compensation to award to our named executive officers, may change.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (the “CD&A”) for the year ended December 31, 2013. In reliance on the reviews and discussions with management, the Compensation Committee recommended to the Board of Directors, and the Board has approved, that the CD&A be included in the Company's proxy statement for the 2014 Annual Meeting of Stockholders and in the Company's Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC.
By the Compensation Committee of the Board of Directors:
Mark L. Plaumann, Chair
Lawrence J. Cohen
Douglas J. Lambert

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2013

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (1)	Non-Equity Incentive Plan Compensation ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	All Other Compensation ($) (3)	Total ($)
Bryan K. Bedford President and Chief Executive Officer	2013 (2)	$450,000	$—	$765,000	$617,342	$73,208	$24,090	$1,929,640
	2012	$450,000	$—	$401,850	$679,118	$29,475	$29,608	$1,590,051
	2011	$401,000	$—	$—	$—	$—	$11,811	$412,811
David N. Siegel President and Chief Executive Officer of Frontier Airlines, Inc.	2013	$412,500	$—	$—	$—	$—	$888,914	$1,301,414
	2012	$422,885	$—	$—	$—	$—	$142,834	$565,719
Timothy P. Dooley Executive Vice President and Chief Financial Officer	2013 (2)	$253,461	$—	$276,250	$329,249	$39,044	$19,745	$917,749
	2012	$250,000	$—	$157,863	$339,559	$14,737	$25,156	$787,315
	2011	$227,115	$35,000	$—	$115,381	$108,372	$8,358	$494,226
Wayne C. Heller Executive Vice President and Chief Operating Officer	2013 (2)	$303,462	$—	$382,500	$411,561	$48,805	$21,367	$1,167,695
	2012	$300,000	$—	$223,425	$441,427	$19,159	$19,906	$1,003,917
	2011	$300,000	$—	$—	$—	$—	$8,455	$308,455
Lars-Erik Arnell Senior Vice President of Corporate Development	2013 (2)	$228,462	$—	$255,938	$329,249	$39,044	$13,416	$866,109
	2012	$225,000	$—	$145,226	$339,559	$14,737	$15,066	$739,588
	2011	$186,386	$—	$—	$115,381	$—	$5,259	$307,026
Ethan J. Blank Vice President and General Counsel	2013 (2)	$208,461	$—	$189,000	$164,624	$19,522	$4,542	$586,149

(1) All of the salaries, bonuses and non-equity incentive plan compensation for the named executives for 2013, 2012 and 2011 were paid in cash.

(2)
“Option Awards” and “Stock Awards” represent the aggregate fair value of the award computed in accordance with ASC Topic 718, on the applicable grant date or, if earlier, the service inception date. The fair value of each option award was estimated using a Black-Scholes option pricing model that used the following assumptions: expected volatility from 59% and 62%, expected term four to five years, a risk free interest rate of 0.90% to 1.38% and a dividend yield of zero. The maximum value of "2013 Performance Shares" for Mr. Bedford, Mr. Dooley, Mr. Heller, Mr. Arnell and Mr. Blank are: $231,503, $123,468, $154,336, $123,468 and $61,734 respectively. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized by an executive will be at or near the value estimated by the Black-Scholes model.

(3)
“All Other Compensation” reflects compensation paid by us to our named executive officers as 401(k) matching contributions, and travel benefits. Mr. Siegel's "All Other Compensation" also includes a housing allowance, reimbursement for relocation expenses, and a $750,000 success fee for selling Frontier, as outlined in his employment letter. Messrs. Bedford, Dooley, Heller, and Arnell "All Other Compensation" includes cash payments made pursuant to Company policy due to an imposed reduction of their 401(k) matching contribution as a result of ERISA required non-discrimination testing.

GRANTS OF 2013 PLAN-BASED AWARDS

			Estimated Future Payouts Under Non-Equity			Estimated Future Payouts Under Equity			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($/Sh) (5)
			Incentive Plan Awards			Incentive Plan Awards
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)(3)	Target (#)(3)	Maximum (#)(3)
Bryan K. Bedford	3/11/2013	[1]	225,000	450,000	900,000	—	—	—	—	—	—	—
	3/11/2013	[2]	—	—	—	—	—	—	37,500	—	—	385,839
	3/11/2013	[3]	—	—	—	5,625	22,500	45,000	—	—	—	231,503
	3/11/2013	[4]	—	—	—	—	—	—	—	15,000	10.29	73,208
David N. Siegel	3/11/2013	[1]	225,000	450,000	900,000	—	—	—	—	—	—	—
Timothy P. Dooley	3/11/2013	[1]	81,250	162,500	325,000	—	—	—	—	—	—	—
	3/11/2013	[2]	—	—	—	—	—	—	20,000	—	—	205,781
	3/11/2013	[3]	—	—	—	3,000	12,000	24,000	—	—	—	123,468
	3/11/2013	[4]	—	—	—	—	—	—	—	8,000	10.29	39,404
Wayne C. Heller	3/11/2013	[1]	112,500	225,000	450,000	—	—	—	—	—	—	—
	3/11/2013	[2]	—	—	—	—	—	—	25,000	—	—	257,226
	3/11/2013	[3]	—	—	—	3,750	15,000	30,000	—	—	—	154,336
	3/11/2013	[4]	—	—	—	—	—	—	—	10,000	10.29	48,805
Lars-Erik Arnell	3/11/2013	[1]	73,125	146,250	292,500	—	—	—	—	—	—	—
	3/11/2013	[2]	—	—	—	—	—	—	20,000	—	—	205,781
	3/11/2013	[3]	—	—	—	3,000	12,000	24,000	—	—	—	123,468
	3/11/2013	[4]	—	—	—	—	—	—	—	8,000	10.29	39,404
Ethan Blank	3/11/2013	[1]	50,000	100,000	200,000	—	—	—	—	—	—	—
	3/11/2013	[2]	—	—	—	—	—	—	10,000	—	—	102,890
	3/11/2013	[3]	—	—	—	1,500	6,000	12,000	—	—	—	61,734
	3/11/2013	[4]	—	—	—	—	—	—	—	4,000	10.29	19,522

(1)
Represents 2013 award opportunities granted under the Company's Annual Incentive Program. The annual incentive award amounts paid to the named executive officers are included in the "Non-Equity Incentive Plan Compensation" column in the 2013 Summary Compensation Table.

(2)
Represents a restricted stock award granted pursuant to the Company's 2007 Equity Incentive Plan. This award is scheduled to vest in one-third increments on March 11, 2014, March 11, 2015 and March 11, 2016.

(3)
Represents threshold, target and maximum award opportunities for the 2013 performance share awards. Settlement of this award will depend on the Company's future coverage of uncovered ERJ aircraft months and a successful separation and monetization of Frontier.

(4)
Represents a stock option award granted pursuant to the Company's 2007 Equity Incentive Plan. This award is scheduled to vest in one-third increments on March 11, 2014, March 11, 2015 and March 11, 2016.

(5)
The fair value of each option award was computed in accordance with ASC Topic 718 on the applicable grant date. The fair value of each award was estimated using a Black-Scholes option pricing model that used the following assumptions: expected volatility from 59% and 62%, expected term four to five years, a risk free interest rate of 0.90% to 1.38% and a dividend yield of zero. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized by an executive will be at or near the value estimated by the Black-Scholes model.

OUTSTANDING EQUITY AWARDS AT 2013 FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date (2)	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares That Have Not Vested ($) (1)
Bryan K. Bedford	12/27/2004	476,625	—	$13.00	12/27/2014		—	—
	2/20/2007	220,000	—	$18.59	2/20/2017		—	—
	9/04/2007	200,000	—	$19.12	9/4/2017		—	—
	12/9/2008	212,000	—	$12.70	12/6/2018		—	—
	6/22/2009	200,000	—	$4.10	6/22/2019		—	—
	11/2/2010	60,000	—	$9.25	10/30/2020		—	—
	3/30/2012	4,167	8,333	$4.94	3/30/2022	3/30/2012	104,167	$1,113,545
	3/11/2013	—	15,000	$10.29	3/11/2023	3/11/2013	60,000	$641,400

David N. Siegel		—	—	$—	—		—	—

Timothy P. Dooley	5/26/2004	3,500	—	$13.00	5/24/2014		—	—
	11/29/2005	4,500	—	$14.24	11/27/2015		—	—
	6/9/2006	10,000	—	$15.87	6/6/2016		—	—
	9/4/2007	75,000	—	$19.12	9/1/2017		—	—
	12/9/2008	56,000	—	$12.70	12/7/2018		—	—
	6/22/2010	—	10,000	$6.32	6/22/2020	6/22/2010	5,000	$53,450
	4/11/2011	13,334	—	$5.77	3/31/2021		—	—
	3/30/2012	—	4,166	$4.94	3/30/2022	3/30/2012	52,083	$556,767
	3/11/2013	—	8,000	$10.29	3/11/2023	3/11/2013	32,000	$342,080

Wayne C. Heller	12/27/2004	26,748	—	$13.00	12/27/2014		—	—
	2/20/2007	110,000	—	$18.59	2/20/2017		—	—
	9/4/2007	200,000	—	$19.12	9/4/2017		—	—
	12/9/2008	150,000	—	$12.70	12/6/2018		—	—
	6/22/2009	31,250	—	$4.10	6/22/2009		—	—
	11/2/2010	80,000	—	$9.25	10/30/2020		—	—
	3/30/2012	2,709	5,416	$4.94	3/30/2022	3/30/2012	67,708	$723,799
	3/11/2013	—	10,000	10.29	3/11/2023	3/11/2013	40,000	$427,600

Lars-Erik Arnell	5/26/2004	28,000	—	$13.00	5/24/2014		—	—
	11/29/2005	20,000	—	$14.24	11/27/2015		—	—
	9/4/2007	75,000	—	$19.12	9/1/2017		—	—
	12/9/2008	56,000	—	$12.70	12/7/2018		—	—
	6/22/2010	—	10,000	$6.32	6/19/2020	6/22/2010	5,000	$53,450
	3/30/2012	—	6,250	$4.94	3/30/2022	3/30/2012	52,083	$556,767
	3/11/2013	—	8,000	$10.29	3/11/2023	3/11/2013	32,000	$342,080

Ethan Blank	3/30/2012	—	6,667	$4.94	3/30/2022	3/30/2012	20,000	$213,800
	3/11/2013	—	4,000	$10.29	3/11/2023	3/11/2013	16,000	$171,040

(1)
Except as otherwise indicated, options and restricted stock vest in equal annual installments over three years beginning with the first anniversary of the on the date of grant. Options and restricted stock will also generally vest upon a change in control of the Company or in the event the executive's employment is terminated other than for "cause" as defined in the executive's employment agreement.

(2)
The stock awards for Messrs. Bedford, Heller, Dooley, Arnell and Blank granted on 3/30/2012 and 3/11/2013, include performance shares. The 2012 and 2013 performance shares to executive officers provides that the number of shares are earned at the end of a 3-year period ending March 30, 2015 and March 11, 2016, respectively.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2013

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Bryan K. Bedford	—	—	73,333	$830,396(1)
David N. Siegel	15,000	$110,400(4)	—	—
Timothy P. Dooley	58,749	$272,884(5)	28,333	$309,330(3)
Wayne C. Heller	93,750	$592,819(6)	25,000	$391,433(2)
Lars-Erik Arnell	32,083	$131,023(7)	28,333	$309,330(3)
Ethan Blank	3,333	$18,954(8)	3,333	$36,196(9)

(1)
33,333 restricted shares vested on March 30, 2013 at a purchase price of $0.001 and average market price of $10.86. 40,000 restricted shares vested on November 2, 2013 at a purchase price of $.001 and average market price of $11.71.

(2)
21,667 restricted shares vested on March 30, 2013 at a purchase price of $0.001 and average market price of $10.86. 13,333 restricted shares vested on November 2, 2013 at a purchase price of $.001 and average market price of $11.71.

(3)
16,667 restricted shares vested on March 30, 2013 at a purchase price of $0.001 and average market price of $10.86. 5,000 restricted shares vested on June 22, 2013 at a purchase price of $0.001 and average market price of $11.16. 6,666 restricted shares vested on December 31, 2013 at a purchase price of $0.001 and average market price of $10.88.

(4)	Mr. Siegel exercised 10,000, 2,500, and 2,500 stock options on December 19, 2013, with an exercise price of $8.45, $5.66, and $4.70.

(5)
Mr. Dooley exercised 20,000 and 26,667 stock options on March 6, 2013, with an exercise price of $6.32 and $5.77, respectively, at an average market price of $10.47. He exercised 2,083 stock options on April 9, 2013, with an exercise price of $4.94 at an average market price of $11.00. He exercised 10,000 stock options on June 28, 2013, with an exercise price of $6.32, at an average market price of $11.50.

(6)	Mr. Heller exercised 93,750 stock options on March 4, 2013, with an exercise price of $4.94, at an average market price of $10.42.

(7)
Mr. Arnell exercised 20,000 stock options on March 4, 2013, with an exercise price of $6.32, at an average market price of $9.83. He exercised 2,083 stock options on April 1, 2013, with an exercise price of $4.94 at an average market price of $10.86. He exercised 10,000 stock options on June 24, 2013, with an exercise price of $6.32, at an average market price of $11.18.

(8)	Mr. Blank exercised 3,333 stock options on April 1, 2013, with an exercise price of $4.94, at an average market price of $10.63.

(9)	3,333 restricted shares vested on March 30, 2013 at a purchase price of $0.001 and average market price of $10..86.

TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS
The Compensation Committee and our Board determined that it was in our best interests to provide severance arrangements to our named executives based on such individual's position with us. Accordingly, the employment agreements with the applicable named executive officers, have terms and conditions intended to provide certain payments and benefits upon an involuntary termination of the named executive's employment or the occurrence of certain other circumstances that may affect the named executive, including the executive's termination of employment following a change in control of the Company. The Company has the right to terminate the executive's employment agreement by providing Messrs. Bedford, Dooley, Heller or Arnell with 30 days prior written notice of termination. Mr. Bedford and Mr. Heller have the right to terminate their employment agreements by providing the Company with 180 days prior written notice of termination. The Company has the right to terminate the employment agreement with Mr. Blank at any point without application of any termination provisions discussed below except for those pertaining to equity awards. The below descriptions pertain to the employment agreements that were operative during 2013.
Severance Compensation

Termination Upon Death, or by the Company for Disability or Without Cause
In the event of Messr. Bedford, Dooley, Heller or Arnell's death or in the event that we terminate the executive's employment agreement as a result of his inability, with reasonable accommodation, to perform the essential functions of his position by reason of physical or mental incapacity, for a total period of 90 days in any 360-day period, or if we terminate the executive's employment other than for cause, we are obligated to pay to Messr. Bedford, Dooley, Heller or Arnell, or his estate as the case may be, as severance compensation two times his base salary as then in effect plus two times his bonus paid for our last calendar year. The severance compensation would be paid in a lump sum by the end of the month following termination of the employment agreement, provided that we receive a release within 30 days following termination of the employment agreement signed by Messr. Bedford, Dooley, Heller, or Arnell, as the case may be, that is no longer revocable. We have the right to satisfy our obligations to provide severance compensation by purchasing and maintaining one or more insurance policies payable to Messr. Bedford, Dooley, Heller or Arnell or his designees or to us (with further payment to Messr. Bedford, Dooley, Heller or Arnell or such designees) upon the executive's death or as a result of his disability.
Occurrence of a Change in Control
In the event of a change of control (provided that after such change of control, Messr. Bedford, Dooley, Heller or Arnell's employment is terminated by us without cause or by the executive for good reason), we are obligated to pay as severance compensation two times his base salary as then in effect plus two times his bonus paid for our last calendar year. The severance compensation is to be paid in a lump sum by the end of the month following a qualifying event. “Change of Control” means (i) any person or group of affiliated or associated persons acquires a majority or more of the voting power of the Company; (ii) the consummation of a sale of all or substantially all of the assets of the Company; (iii) the dissolution of the Company or (iv) the consummation of any merger, consolidation, or reorganization involving the Company in which, immediately after giving effect to such merger, consolidation or reorganization, less than a majority of the total voting power of outstanding stock of the surviving or resulting entity is then “beneficially owned” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in the aggregate by the stockholders of the Company immediately prior to such merger, consolidation or reorganization.
In the event of a change in control, Mr. Siegel was entitled to receive a severance payment equal to one times his base salary plus his target annual incentive, if within six months of the change of control the acquiring company decided not to continue his employment as CEO of Frontier. The severance compensation was to be paid in a lump sum within 45 days of his termination date.
Termination by the Company for Cause
Messrs. Bedford, Dooley, Heller and Arnell's employment agreements are terminable by the Company in the event that cause for such termination exists. If the employment agreement is terminated by the Company for cause, the executive is not entitled to any severance compensation or other compensation of any kind following the effective date of such termination.

Termination by the Company other than for Cause
If we terminate Messrs. Bedford, Dooley, Heller or Arnell's employment agreement or his employment other than for cause, we are obligated to pay the executive severance compensation as described above for termination upon death or by the Company for disability or without cause and restricted shares of our common stock granted to the executive will immediately become fully vested.
Termination by Executive for Good Reason
If Messr. Bedford, Dooley, Heller or Arnell terminates his employment agreement for good reason, we are obligated to pay as severance compensation two times the executive's base salary as then in effect plus two times his bonus paid for our last calendar year. The severance compensation would be paid in a lump sum within ten (10) days following termination.
Termination by Executive other than for Good Reason
If Messrs. Bedford or Heller terminates his employment agreement other than for good reason, we are obligated to pay to the executive his base salary through December 31, 2013.
Failure to Renew
If we, Messr. Bedford, Dooley, Heller or Arnell gives notice not to renew the employment agreement at the end of the stated term, we are obligated to pay one times the executive's base salary as in effect at the end of the term plus one times his target bonus as in effect at the end of the term. Such payment will be made in a lump sum within ten (10) days following the end of the stated term of the employment agreement, provided that we receive a release within 30 days following termination of the employment agreement signed by Messr. Bedford, Dooley, Heller or Arnell, as the case may be. In addition, upon delivery of such release, all remaining unvested shares of restricted stock granted to Messr. Bedford, Dooley, Heller or Arnell will be immediately vested and all vested options would be cancelled upon the expiration of three months after the termination date.
Continuation of Medical and Travel Benefits
If we terminate Mr. Bedford's or Mr. Heller's employment for any reason other than for cause before December 31, 2013 or if Mr. Bedford's or Mr. Heller's employment terminates for any reason on or after December 31, 2013, then in either such event, we will be obligated to pay Mr. Bedford or Mr. Heller $2,500 each month for his lifetime, subject to an annual upward inflation adjustment, for the cost of health insurance from a source other than the Company for himself, his spouse and his eligible dependents, provided that Mr. Bedford or Mr. Heller presents evidence of such insurance to the Company. The Company will begin the monthly payments to Mr. Bedford or Mr. Heller 30 days after the termination of his employment and thereafter on the 15th day of each subsequent month during his lifetime.
If we terminate Mr. Bedford's or Mr. Heller's employment for any reason other than for cause before December 31, 2013 or if Mr. Bedford's or Mr. Heller's employment terminates for any reason on or after December 31, 2013, then in either such event, during each year of Mr. Bedford's or Mr. Heller's lifetime, we will be obligated to provide Mr. Bedford or Mr. Heller with a Universal Air Travel Plan, Inc. (UATP) card in the amount of $20,000 (in the case of Mr. Bedford) or $15,000 (in the case of Mr. Heller) annually that the named executive, his spouse and his dependents may use for travel. Mr. Bedford or Mr. Heller will be responsible for any applicable taxes associated with such benefit. We will provide the UATP card within 30 days of the termination of Mr. Bedford's or Mr. Heller's employment and thereafter each year on the anniversary of such date during the lifetime of the named executive. Mr. Siegel became eligible to receive a UATP card in the amount of $20,000 annually from Frontier upon termination for any reason other than for cause at the completion of nine months of service and would have received an additional card thereafter each year on the anniversary of such date for a total five-year period.
General Terms
Termination For Cause.  We have the right to immediately terminate Messr. Bedford, Dooley, Heller or Arnell's employment for cause if he has (i) willfully or materially refused to perform a material part of his duties, (ii) materially breached his obligations in relation to confidential information, non-competition or non-solicitation, (iii) acted fraudulently or dishonestly in his relations with the Company, (iv) committed larceny, embezzlement, conversion or any other act involving the misappropriation of our funds or assets in the course of his employment, or (v) been indicted or convicted of any felony or other crime involving an act of moral turpitude.

Termination For Good Reason.  Each of Messrs. Bedford, Dooley, Heller or Arnell can terminate his employment for good reason upon 20 business days prior written notice to us, provided that we have the right to cure such cause within the 20 business day period. Good reason means that (i) we have materially diminished the duties and responsibilities of the executive with respect to the Company, (ii) we have relocated our principal offices more than 25 miles from Indianapolis to another location without the consent of the executive or (iii) we have materially breached the terms of the employment agreement.
Non-Competition.  Each of Messrs. Bedford, Dooley, Heller and Arnell agreed that without the prior written consent of our Board of Directors, during the term of the employment agreement and for a period of 12 months following the termination of his employment, he will not participate as an advisor, partner, joint venturer, investor, lender, consultant or in any other capacity in any business transaction (i) with respect to which he had a material personal involvement during the last 12 months of his employment or (ii) that could reasonably be expected to compete with our business or operations or proposed or contemplated business or transactions that are known by the executive as of the date of such termination and contemplated by us to proceed during the 12-month period following such termination.
Non-Solicitation.  Each of Messrs. Bedford, Dooley, Heller and Arnell agreed that during the term of the employment agreement and for a period of 12 months following the termination of the employment, he will not, without our prior written consent, directly or indirectly, employ or retain, or have or cause any other person or entity or retain, any person who was employed by us while the executive was employed by us.
Confidentiality.  Each of Messrs. Bedford, Dooley, Heller and Arnell agreed that he will not disclose any confidential information or trade secrets concerning the Company and its affiliates, their personnel or operations other than in the ordinary course of business or in any way use such information in any manner which could adversely affect the business of the Company and its affiliates.
Effect on Stock Options and Restricted Stock.  Stock options and restricted stock of Messrs. Bedford, Dooley, Heller, Arnell and Blank will become fully vested on a change in control of the Company and restricted stock will become fully vested in the event the executive's employment is terminated other than for “cause” as defined in the executive's employment agreement. For this purpose, a change in control of the Company means any of the following:

•
there occurs any consolidation or merger in which the Company is not the continuing or surviving entity or pursuant to which shares of the Company's common stock would be converted into cash, securities or other property, subject to certain exceptions; or any sale, lease, exchange or other transfer of all or substantially all the Company's assets;

•	the Company's stockholders approve any plan or proposal for the liquidation or dissolution of the Company;

•
any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of forty percent (40%) or more of the common stock other than pursuant to a plan or arrangement entered into by such person and the Company; or

•
during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors cease for any reason to constitute a majority of the Board unless the election or nomination for election by the Company's stockholders of each new director was approved by a vote of at least two-thirds of the directors then still in office.

If Messr. Bedford, Dooley, Heller, Arnell or Blank's employment is terminated due to his death, disability or retirement, then any portion of an option that is exercisable on the date of termination will remain exercisable by the executive officer during the one-year period following the date of termination. In the event of a termination due to disability or if the executive officer dies during such one-year period, then the deceased officer's beneficiary can exercise the option, to the extent exercisable by the deceased executive officer immediately prior to his death, for a period of one year following the date of death.
If Messr. Bedford, Dooley, Heller, Arnell or Blank's employment is terminated by us for cause, then any stock option held by the executive officer will immediately terminate and cease to be exercisable.
If Messr. Bedford, Dooley, Heller, Arnell or Blank's employment terminates for any other reason other than those described above or for no reason, then any portion of a stock option that is exercisable on the date of termination would remain exercisable by the named executive during the 30-day period following the date of termination.
Estimated Payouts on Termination of Employment.  The following table discloses the estimated payments and benefits that would be provided to each of Messrs. Bedford, Dooley, Heller, Arnell and Blank applying the assumptions that each of the triggering events described in their respective employment agreements took place on December 31, 2013 and their last day of employment was December 31, 2013. With respect to Mr. Siegel, the table discloses the success fee paid by Frontier as a result of our sale of the Frontier business in 2013.

These amounts are in addition to benefits payable generally to salaried employees of the Company, such as distributions under the Company's 401(k) plan, disability benefits and accrued vacation pay. The amounts in the table with respect to stock options and restricted stock reflect the intrinsic value (that is, the value based on the Company's stock price, and in the case of options minus the exercise price) of the equity awards that would become exercisable or vested upon the occurrence of the various types of terminations set forth below.
Due to a number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event, the Company's stock price and the executive's age.

Bryan K. Bedford

Executive Benefits and Payments Upon Termination	Company terminates Without Cause	Change in Control	Termination by Executive for Good Reason	Death or Disability	Failure to Renew (6)
Cash Severance	$2,430,000	$2,430,000	$2,430,000	$2,430,000	$900,000
Acceleration of exercisability of options (1)	$—	$53,915	$—	$—	$—
Acceleration of vesting of restricted shares (2)	$1,113,545	$1,113,545	$—	$—	$1,113,545
Value of Medical Benefits (3)	$30,000	$30,000	$30,000	$30,000	$30,000
Value of Travel Cards(4)	$20,000	$20,000	$20,000	$20,000	$20,000

David N. Siegel

Executive Benefits and Payments Upon Termination	Company terminates Without Cause	Change in Control	Termination by Executive for Good Reason	Death or Disability	Failure to Renew (6)
Cash Severance(5)	$—	$750,000	$—	$—	$—
Value of Travel Cards(4)	$—	$—	$—	$—	$—

Timothy P. Dooley

Executive Benefits and Payments Upon Termination	Company terminates Without Cause	Change in Control	Termination by Executive for Good Reason	Death or Disability	Failure to Renew (6)
Cash Severance	$1,102,500	$1,102,500	$1,102,500	$1,102,500	$481,250
Acceleration of exercisability of options (1)	$—	$70,855	$—	$—	$—
Acceleration of vesting of restricted shares (2)	$623,590	$623,590	$—	$—	$623,590

Wayne C. Heller

Executive Benefits and Payments Upon Termination	Company terminates Without Cause	Change in Control	Termination by Executive for Good Reason	Death or Disability	Failure to Renew (6)
Cash Severance	$1,415,000	$1,415,000	$1,415,000	$1,415,000	$528,750
Acceleration of exercisability of options (1)	$—	$35,142	$—	$—	$—
Acceleration of vesting of restricted shares (2)	$730,480	$730,480	$—	$—	$730,480
Value of Medical Benefits (3)	$30,000	$30,000	$30,000	$30,000	$30,000
Value of Travel Cards(4)	$15,000	$15,000	$15,000	$15,000	$15,000

Lars-Erik Arnell

Executive Benefits and Payments Upon Termination	Company terminates Without Cause	Change in Control	Termination by Executive for Good Reason	Death or Disability	Failure to Renew (6)
Cash Severance	$1,101,000	$1,101,000	$1,101,000	$1,101,000	$412,500
Acceleration of exercisability of options (1)	$—	$70,855	$—	$—	$—
Acceleration of vesting of restricted shares (2)	$623,580	$623,580	$—	$—	$623,580

Ethan J. Blank

Executive Benefits and Payments Upon Termination	Company terminates Without Cause	Change in Control	Termination by Executive for Good Reason	Death or Disability	Failure to Renew
Acceleration of exercisability of options (1)	$—	$20,231	$—	$—	$—
Acceleration of vesting of restricted shares (2)	$106,889	$106,889	$—	$—	$—

(1)
Stock options would accelerate vesting upon a change in control. The value above represents market value of $10.69 per share minus the exercise price for all unvested options (but not less than zero). The number of unvested options for each Named Executive Officer is set forth in the Outstanding Equity Awards at Fiscal Year End table above.

(2)
Represents market value of $10.69 per share minus the exercise price for all unvested restricted shares. The number of unvested shares for each Named Executive Officer is set forth in the Outstanding Equity Awards at Fiscal Year End table above.

(3)
Value represents estimated one year of medical benefits. The total benefit is undeterminable, since the employment agreements for Messrs. Bedford and Heller provide for continuation of medical benefits annually for life. These benefits would also be provided if there was a termination by Messrs. Bedford and Heller other than for good reason on December 31, 2013 or thereafter.

(4)
Value represents estimated one year of travel card benefits. The total benefit is undeterminable, since the employment agreements for Messrs. Bedford and Heller provide for continuation of travel card benefits annually for life and Mr. Siegel for five years. These benefits would also be provided if there was a termination by Messrs. Bedford and Heller other than for good reason on December 31, 2013 or thereafter.

(5)	Represents the amount paid on the separation of Frontier, by Frontier, based on employment letter.

(6)
Represents the amount that would have been paid under a failure to renew as of December 31, 2013 but contracts were amended and the term of the contracts extended until June 30, 2014, so, a failure to renew could not have taken place as of December 31, 2013

.

PROPOSAL NO. 2 - ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

Pursuant to rules of the Securities and Exchange Commission, we are asking you to approve, on an advisory (non-binding) basis, the compensation paid to our named executive officers as disclosed in the Compensation Discussion and Analysis above, the compensation tables above, and any related narrative discussion contained in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to express their views on the compensation paid to our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking the stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation paid to the Company's named executive officers, as disclosed in the Company's Proxy Statement for the 2014 Annual Meeting of Stockholders, pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion contained in this Proxy Statement.”
Vote Required
The affirmative vote of the holders of a majority of the shares of the Company's common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the approval of this proposal.
If you are a stockholder of record and you do not sign and return your Proxy card or vote by telephone or Internet, your shares will not be voted at the Annual Meeting. Under the New York Stock Exchange rules, this proposal is not a routine matter and broker non-votes may occur with respect to this proposal. If your shares are held in street name and you do not issue instructions to your broker, your broker or nominee may not vote your shares on this matter without receiving instructions.
Broker non-votes with respect to this matter will be treated as neither a vote “for” nor a vote “against” the matter, although they will be counted in determining the number of votes required to attain a majority of the shares present or represented at the meeting and entitled to vote. An abstention from voting by a stockholder present in person or by proxy at the meeting has the same legal effect as a vote “against” the matter because it represents a share present or represented at the meeting and entitled to vote, thereby increasing the number of affirmative votes required to approve this proposal.
The “say-on-pay” vote is advisory and will not be binding upon the Company, the Board of Directors or the Compensation Committee. However, the Compensation Committee will take into account the outcome of the vote when considering future named executive officer compensation arrangements.
THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 2 - APPROVAL OF THE COMPENSATION PAID TO THE COMPANY'S NAMED EXECUTIVE OFFICERS, AS DISCLOSED PURSUANT TO ITEM 402 OF REGULATION S-K, INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, COMPENSATION TABLES AND NARRATIVE DISCUSSION CONTAINED IN THIS PROXY STATEMENT "TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Party Transactions

The Audit Committee reviews and approves or ratifies any related party transaction that is required to be disclosed in our proxy statement and/or Annual Report on Form 10-K.
In the course of its review and approval or ratification of a disclosable related party transaction, the committee considers:

•	the nature of the related person's interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to the Company;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interests of the Company; and

•	any other matters the committee deems appropriate.

Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction; provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.
Related Party Transactions

On July 31, 2009, the Company acquired Midwest Air Group, Inc. As part of the transaction, the Company purchased from TPG Midwest US V, LLC and TPG Midwest International V, LLC their $31 million secured note from Midwest Airlines, Inc., with an interest rate of 8.0%. Upon consummation of the transaction, the Board appointed Richard P. Schifter, a managing partner at TPG, to the Board. Mr. Schifter was the Company's Lead Independent Director and a member of the Executive Committee and the Nominating and Governance Committee until his resignation from the Board of Directors on December 16, 2013. As of December 31, 2013, the note amount was $22.5 million. The Company did not pay any principal in 2013 and paid total interest of $1.7 million.

David N. Siegel, a member of the Company's Board of Directors, when he became chief executive officer and president of Frontier Airlines, Inc., a wholly owned subsidiary of the Company, effective January 30, 2012. The terms of Mr. Siegel's compensation in this role are listed under "Executive Compensation." In connection with the Company's sale of all of the outstanding shares of Frontier Airlines, Inc., Mr. Siegel resigned as a director of the Company effective December 3, 2013.

PROPOSAL NO. 3 - RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee, which is composed entirely of non-employee independent directors, has selected Deloitte & Touche LLP as independent accountants to audit our books, records and accounts and those of our subsidiaries for 2014. Your Board of Directors has endorsed this appointment. Ratification of the appointment of Deloitte & Touche LLP by stockholders is not required by law. However, as a matter of good corporate practice, such appointment is being submitted to the stockholders for ratification at the Annual Meeting of Stockholders. If the stockholders do not ratify the selection, the Board of Directors and the Audit Committee will reconsider whether or not to retain Deloitte & Touche LLP, but may still retain Deloitte & Touche LLP. Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that such change would be in the best interests of the Company and its stockholders. Deloitte & Touche LLP have been the independent auditors for the Company since 1998, and we propose that they serve in that capacity for 2014. A representative of Deloitte & Touche LLP will be present (either in person or by telephone) at the meeting and will have an opportunity to make a statement if he desires to do so, and will respond to appropriate questions from stockholders.

Audit and Non-Audit Fees

The Company incurred professional fees from Deloitte & Touche LLP, its principal auditor, for the following professional services:
Audit Fees.  Fees in the amount of approximately $800,000 were billed or expected to be billed in 2014 related to integrated audit and quarterly interim review procedures for the Company for the year ended December 31, 2013, and fees in the amount of approximately $1,420,000 were billed in 2012 and 2013 related to the integrated audit and interim quarterly procedures for the Company for the year ended December 31, 2012.
Audit-Related Fees.  Fees in the amount of $138,325 and $133,000 were paid for audit-related services in 2013 and 2012, respectively.
Tax Fees.  Fees in the amount of $361,084 and $626,000 were incurred for services provided in 2013 and 2012, respectively, related to services rendered for tax compliance, tax advice and tax planning.
All Other Fees.  The Company incurred other fees of $2,000 during 2013 and 2012.
The Company's Audit Committee has determined that the non-audit services provided by the Company's auditors in connection with the year ended December 31, 2013 and 2012 were compatible with the auditor's independence.
Pre-Approval Policies

The Audit Committee is required to approve in advance any audit or non-audit services performed by the Company's independent public accountants that do not meet the pre-approval standards established by the Audit Committee. The pre-approval policies and procedures established by the Audit Committee require that the Audit Committee meet with the independent auditors and financial management to review planning, the scope of the proposed services, the procedures to be utilized, and the proposed fees. During 2013 and 2012, all of the audit fees, audit-related fees, tax fees, and other fees were pre-approved by the Audit Committee.
Vote Required

Ratification of the appointment of Deloitte & Touche LLP requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting of Stockholders in person or by proxy. Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment. In the event ratification is not obtained, your Audit Committee will review its future selection of our independent registered public accountants.
THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 3 - RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL THEREOF.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, the Audit Committee of the Board of Directors is responsible for, among other things, reviewing the Company's internal accounting procedures and considering and reporting to the Board of Directors with respect to other auditing and accounting matters, including the selection of our independent auditors, the scope of annual audits, fees to be paid to our independent auditors and the performance of our independent auditors.
Management is responsible for the Company's financial reporting process including its system of internal control and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company's independent auditors are responsible for auditing those financial statements. The responsibility of the Audit Committee is to monitor and review these processes. Members of the Audit Committee are not employees of the Company and are not required to be accountants or auditors by profession. Therefore, the Audit Committee has relied, without independent verification, on management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and on the representations of the independent auditors included in their report of the Company's financial statements.
The oversight by the Audit Committee does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee cannot give assurance that the Company's financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards or that the Company's independent accountants are in fact “independent.”
Review of Audited Financial Statements.  The Audit Committee has reviewed and discussed with management the Company's audited consolidated financial statements for the year ended December 31, 2013. The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by the Statement of Auditing Standards No. 61 (Codifications of Statements on Auditing Standards, AU380), as amended, as adopted by the Public Company Accounting Oversight Board. The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP's independence, and has discussed with Deloitte & Touche LLP their independence.

Recommendation.  In reliance on the reviews and discussions referenced above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2013 be included in the Company's Annual Report on Form 10-K for that fiscal year.
By the Members of the Audit Committee:
Robert L. Colin, Chair
Daniel P. Garton
Mark L. Plaumann

STOCKHOLDER PROPOSALS

Proposals of Security Holders for 2015 Annual Meeting

Stockholders desiring to submit proposals to be included in the Proxy Statement for the 2015 Annual Meeting will be required to submit them to the Company in writing on or before December 26, 2014. Any stockholder proposal must also be proper in form and substance, as determined in accordance with the Exchange Act and the rules and regulations promulgated thereunder. Proposals should be addressed to the Secretary of the Company, Republic Airways Holdings Inc., 8909 Purdue Road, Suite 300, Indianapolis, Indiana 46268.

A Stockholder proposal not included in our Proxy Statement for the 2015 Annual Meeting of Stockholders will be ineligible for presentation at the 2015 Annual Meeting, unless the stockholder gives timely notice of the proposal in writing to our Secretary no earlier than February 10, 2015 and no later than March 12, 2015. Notices of intention to present proposals at the 2015 Annual Meeting should be addressed to the Secretary of the Company, Republic Airways Holdings Inc., 8909 Purdue Road, Suite 300, Indianapolis, Indiana 46268.

Stockholder Communications with the Board

Stockholders and other interested parties who wish to communicate with the Company's Board of Directors should send their correspondence to the Board of Directors, c/o the Secretary of the Company, Republic Airways Holdings Inc., 8909 Purdue Road, Suite 300, Indianapolis, Indiana 46268. Communications may be addressed to the entire Board, to a committee of the Board, or to an individual director. The Secretary or the Secretary's designee will conduct a preliminary review of stockholder communications and decide the timing and appropriate process for providing such communications to the Board, to the committee or to the individual director to whom the communication was addressed.

OTHER BUSINESS

The Board of Directors knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the proxy to vote on such matters in accordance with their best judgment.
LIMITATION ON VOTING BY FOREIGN OWNERS

Our certificate of incorporation provides that shares of capital stock may not be voted by, or at the direction of, persons who are not citizens of the United States if the number of such shares would exceed applicable foreign ownership restrictions. Applicable restrictions currently require that no more than 25% of our voting stock be owned or controlled, directly or indirectly, by persons who are not U.S. citizens, and that our president and at least two-thirds of our directors or other managing officers be U.S. citizens. However, up to 49% of the total equity of our company may be owned directly or indirectly by persons who are not citizens of the United States. Our certificate of incorporation also gives us the right to redeem or suspend the voting rights of our capital stock to enable us to comply with applicable restrictions. For purposes of the certificate of incorporation, “U.S. citizen” means:

•	an individual who is a citizen of the United States;

•	a partnership each of whose partners is an individual who is a citizen of the United States; or

•
a corporation or association organized under the laws of the United States or a State, the District of Columbia, or a territory or possession of the United States, of which the president and at least two-thirds of the board of directors and other managing officers are citizens of the United States, and in which at least 75% of the voting interest is owned or controlled by persons that are citizens of the United States.

In addition, the U.S. Department of Transportation has broad authority to determine on a case-by-case basis whether an air carrier is effectively owned and controlled by U.S. citizens, and has indicated that the ownership of less than 50% of an air carrier's total equity securities by non-U.S. citizens, taken alone, is not indicative of foreign control of the airline.

The prompt return of your proxy card will be appreciated and helpful in obtaining the necessary votes. Therefore, whether or not you expect to attend the Annual Meeting, please vote your proxy by telephone or Internet, or request, sign and return your proxy card.

By Order of the Board of Directors

Timothy P. Dooley Secretary

Dated: April 30, 2014

A FULL COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING TO: REPUBLIC AIRWAYS HOLDINGS INC., ATTENTION: SECRETARY OF THE COMPANY, 8909 PURDUE ROAD, SUITE 300, INDIANAPOLIS, INDIANA 46268.

REPUBLIC AIRWAYS HOLDINGS INC.
Annual Meeting of Stockholders
June 10, 2014 10:00 AM
This Proxy Is Solicited By The Board of Directors

The undersigned stockholder of Republic Airways Holdings Inc. (the “Company”) does hereby nominate, constitute and appoint Bryan K. Bedford and Timothy P. Dooley, and each of them, true and lawful proxy and attorney(s), with full power of substitutions for the undersigned and in the undersigned's name, place and stead, to represent and vote all of the common stock, par value $.001 per share, of the Company, held in the name of the undersigned on its books as of April 14, 2014, at the 2014 Annual Meeting of Stockholders to be held on Tuesday, June 10, 2014 and at any adjournment or postponement thereof.
This proxy will be voted as directed, or if no direction is indicated, the proxy holders will vote the shares represented by this proxy "FOR" each of the persons nominated for election as directors as described in Proposal 1, "FOR" Proposals 2, and 3 in the discretion of the proxy holders on any other matter that may properly come before the meeting.

The Board of Directors recommends you vote FOR the following:

1.    Election of the following Directors:
☐    FOR ALL NOMINEES
☐    WITHHOLD AUTHORITY FOR ALL NOMINEES
☐    FOR ALL EXCEPT (see instructions below)

Nominees:
01 Bryan K. Bedford
02 Lawrence J. Cohen
03 Neal S. Cohen
04 Douglas J. Lambert
05 Mark L. Plaumann
06 Daniel P. Garton
07 Robert L. Colin

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) that you wish to withhold your authority to vote for on the line below:
______________________________
The Board of Directors recommends you vote FOR proposals 2, 3 and 4:

2.    Advisory (non-binding) vote to approve named executive officer compensation:
☐    FOR
☐    AGAINST
☐    ABSTAIN
3.    Ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accountants for 2014:
☐    FOR
☐    AGAINST
☐    ABSTAIN

NOTE: The proxy holders will be authorized to vote in their discretion on such other business as may properly come before the meeting or any adjournment thereof.

Signature of Stockholder	Date
Signature of Stockholder	Date

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.